Exhibit 2.1

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of January, 2014 by and among LIGHTFOOT CAPITAL PARTNERS, L.P., a Delaware limited partnership (“Seller”), CORENERGY INFRASTRUCTURE TRUST, INC., a Maryland corporation (“Buyer”), and ARC TERMINALS HOLDINGS LLC, a Delaware limited liability company (“Lessee”).

RECITALS

A.           Seller holds 100% of the issued and outstanding membership interests of LCP Oregon Holdings, LLC, a Delaware limited liability company (the “Company” and, such membership interests, the “Interests”).

B.           The Company is a party to that certain Purchase and Sale Agreement, dated as of October 17, 2013 (the “Willbridge Facility PSA”), with Paramount of Oregon, LLC (“Paramount Oregon”), pursuant to which the Company has agreed, subject to specified terms and conditions, to purchase (i) a terminal facility located in Portland, Oregon (the “Willbridge Facility”), (ii) a pipeline system that serves the Willbridge Facility, and that is operated in or below the public streets in the City of Portland pursuant to a franchise granted by the City of Portland (the “Pipeline System), and (iii) certain other assets, contracts, and rights relating to the Willbridge Facility (the “Ancillary Assets”).

C.           Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Interests, subject to and in accordance with the terms and conditions of this Agreement, such sale and purchase to occur immediately prior to the closing of the transactions contemplated by the Willbridge Facility PSA (the “Willbridge Facility Closing”).

D.           Immediately following the Willbridge Facility Closing, the Company and Lessee (an affiliate of Seller) will enter into a Lease in the form attached hereto as Exhibit A (the “Willbridge Facility Lease”), pursuant to which the Company will lease to Lessee, and Lessee will lease from the Company, the Willbridge Facility.

E.           Immediately following the Willbridge Facility Closing, the Company and Lessee (an affiliate of Seller) will enter into a Pipeline System Lease on terms agreed to by Buyer and Lessee as of the date hereof (the “Pipeline System Lease”), pursuant to which the Company will lease to Lessee, and Lessee will lease from the Company, the Pipeline System.

F.           Immediately following the Willbridge Facility Closing, the Company and Lessee will enter into an Asset Purchase Agreement on terms agreed to by Buyer and Lessee as of the date hereof (the “Willbridge APA”), pursuant to which the Company will sell to Lessee, and Lessee will purchase from the Company, certain of the Ancillary Assets.

G.           Immediately following the Willbridge Facility Closing, the Company and Lessee will enter into a Project Management Agreement on terms agreed to by Buyer and Lessee as of the date hereof (the “Willbridge PMA”), pursuant to which Lessee will provide project management services to the Company in the coordination and management of the design, construction, equipment procurement and installation, commissioning, start-up, and testing of the certain project improvements at the Willbridge Facility.

H.           In this Agreement, the Willbridge Facility Lease, the Pipeline System Lease, the Willbridge APA, and the Willbridge PMA are collectively referred to as the “Arc Transaction Agreements.”

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.           Sale and Transfer of Interests.  Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined below), Buyer shall purchase the Interests from Seller, and Seller shall sell and transfer the Interests to Buyer, free and clear of any liens, claims, rights, charges, security interests, options, pledges, restrictions, or encumbrances of any nature whatsoever, whether imposed by contract, legal requirement, equity, or otherwise (collectively, “Encumbrances”).

2.           Purchase Price.  The purchase price for the Interests shall be TEN DOLLARS ($10.00) (the “Purchase Price”).   At the Closing, Buyer shall pay the Purchase Price to Seller in cash or by such other manner as the parties agree.

3.           Closing.  Subject to the conditions set forth in Sections 8 and 9 below, the closing of the purchase and sale of the Interests hereunder (the “Closing”) shall take place on the date of the Willbridge Facility Closing (the “Closing Date”), and immediately prior to, the Willbridge Facility Closing (it being the intent of the parties that the Closing will not occur unless Willbridge Facility Closing occurs immediately after the Closing).  The Closing shall take place at the offices of Husch Blackwell LLP in Kansas City, Missouri, or at such other place as the parties agree.  Lessee agrees to deliver to Buyer the Arc Transaction Agreements at the Closing, duly signed by Lessee, and Buyer agrees to cause the Company to deliver to Lessee the Arc Transaction Agreements immediately after the Willbridge Facility Closing, duly signed by the Company.

4.           Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

(a)           Authority; Execution and Delivery; Enforceability.  Seller is a limited partnership duly organized and in good standing under the laws of the State of Delaware.  Seller has all requisite power and authority to own the Interests and to execute, deliver, and perform its obligations under this Agreement.  The execution, delivery, and performance by Seller of this Agreement have been duly authorized by all necessary action on the part of Seller.  Seller has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms (subject to applicable legal and equitable limitations).

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(b)           Ownership of Shares. Seller owns the Interests free and clear of any Encumbrances, and, except as contemplated by this Agreement, Seller has not directly or indirectly sold or otherwise transferred any interest in (including as security for any debt or other obligation), or granted any right to purchase or otherwise acquire any interest in, any of the Interests.  The Interests are uncertificated.

(c)           No Conflicts.  No authorization, consent, notice, registration, or filing with any governmental, regulatory, administrative, judicial entity or authority or any other person or entity is required for or in connection with the execution, delivery, and performance of this Agreement by Seller, or for or in connection with the transfer of the Interests to Buyer hereunder, and Seller is not subject to any legal, regulatory, administrative, judicial, contractual, equitable or other prohibition, restriction, limitation, or impediment of any nature whatsoever relating to or in respect of the execution, delivery, or performance of this Agreement by Seller.

(d)           Organization and Existence of the Company.  The Company is a limited liability company duly organized and in good standing under the laws of the States of Delaware and Oregon.  Seller has delivered to Buyer true, correct, and complete copies of all of the organizational documents of the Company, including the Company’s certificate of organization, limited liability company agreement, and all member resolutions (whether adopted by consent action or otherwise).

(e)           Capitalization of the Company.  The Interests represent 100% of the outstanding membership interests of the Company, and no other membership interests have ever been issued by the Company.  The Interests have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in accordance with all applicable law.  The Interests were issued, and remain, free from preemptive, purchase option, call option, subscription, right of first refusal or offer, or other similar rights.  There never have been any, and there are no, outstanding arrangements, calls, commitments, contracts, options, rights to subscribe to, understandings, warrants, or other binding obligations of any kind whatsoever (i) relating to, or securities or rights convertible into or exercisable or exchangeable for, membership interests or other equity securities or interests in the Company, or (ii) by which the Company is or may be bound to issue additional membership interests or other equity securities or interests in the Company. There never have been any, and there are no, (x) outstanding or authorized equity interest appreciation, phantom equity interest, profit participation, or other similar rights with respect to the Company, or (y) voting agreements, voting trusts, membership agreements, proxies, or other agreements or understandings in effect with respect to the governance of the Company or the voting or transfer of the Interests.

(f)           Sole Purpose Entity; No Liabilities.

(i)           The Company was formed for the sole purpose of (A) entering into and performing the Willbridge Facility PSA and (B) from and after the Willbridge Facility Closing, owning, operating, and further developing the Willbridge Facility.

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(ii)           Other than the Willbridge Facility PSA and the Company’s obligations thereunder, the Company (A) does not own or lease any asset or property, whether real, personal, or intangible, (B) is not a party to any contract, lease, or other legally binding commitment or obligation whatsoever, and (C) has no liabilities or obligations whatsoever (whether known or unknown, absolute or contingent).

(iii)           The Company duly executed and delivered the Willbridge Facility PSA, the Company has not breached any covenant under the Willbridge Facility PSA, and all of the Company’s representations and warranties under the Willbridge Facility PSA are true and correct.  To Seller’s knowledge, Paramount Oregon duly executed and delivered the Willbridge Facility PSA, Paramount Oregon has not breached any covenant under the Willbridge Facility PSA, and all of Paramount Oregon’s representations and warranties under the Willbridge Facility PSA are true and correct.  The conditions to the Willbridge Facility Closing specified in clauses (h), (i), (k), and (m) of Section 10.1 of the Willbridge Facility PSA have been satisfied to Seller’s and the Company’s satisfaction.  No Holdback Amount (as defined in Section 3.4 of the Willbridge Facility PSA) is payable into escrow under Section 3.4 of the Willbridge Facility PSA.

(iv)           The Company does not have, and has never had any, employees.

(g)           Compliance with Laws.  The Company is in compliance with all applicable laws and all other legal, regulatory, judicial, and administrative orders, judgments, decrees, and requirements.

(h)           No Proceedings.  Seller is not a party to any action, suit, claim, litigation, investigation, or other proceeding relating to this Agreement (or the transactions contemplated hereby), its ownership of the Interests, or any matter relating in any way to the Company or the Willbridge Facility PSA.  The Company is not a party to any action, suit, claim, litigation, investigation, or other proceeding whatsoever.  To Seller’s knowledge, no such action, suit, claim, litigation, investigation, or other proceeding is threatened.

(i)           No Brokers.  No broker, finder, or other person is entitled to any brokerage fees, finder’s fees, or commission for which the Company or Buyer, by reason of any action taken by Seller or any of its affiliates, could become liable or obligated in connection with the transactions contemplated by this Agreement, the Willbridge PSA, or any of the Arc Transaction Agreements.

5.           Representations and Warranties of Lessee.  Lessee hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

(a)           Authority; Execution and Delivery; Enforceability.  Lessee is a limited liability company duly organized and in good standing under the laws of the State of Delaware.  Lessee has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and the Arc Transaction Agreements.  The

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execution, delivery, and performance by Lessee under this Agreement and the Arc Transaction Agreements have been duly authorized by all necessary action on the part of Lessee.  Lessee has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid, and binding obligation of Lessee, enforceable against Lessee in accordance with its terms (subject to applicable legal and equitable limitations).

(b)           No Conflicts.  No authorization, consent, notice, registration, or filing with any governmental, regulatory, administrative, judicial entity or authority or any other person or entity is required for or in connection with the execution, delivery, and performance of this Agreement or the Arc Transaction Agreements by Lessee, and Lessee is not subject to any legal, regulatory, administrative, judicial, contractual, equitable or other prohibition, restriction, limitation, or impediment of any nature whatsoever relating to or in respect of the execution, delivery, or performance of this Agreement or the Arc Transaction Agreements by Lessee.

(c)           No Proceedings.  Lessee is not a party to any action, suit, claim, litigation, investigation, or other proceeding relating to this Agreement (or the transactions contemplated hereby).  To Lessee’s knowledge, no such action, suit, claim, litigation, investigation, or other proceeding is threatened.

(d)           No Brokers.  No broker, finder, or other person is entitled to any brokerage fees, finder’s fees, or commission for which the Company or Buyer, by reason of any action taken by Lessee, could become liable or obligated in connection with the transactions contemplated by this Agreement, the Willbridge PSA, or any of the Arc Transaction Agreements.

6.           Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

(a)           Authority; Execution and Delivery; Enforceability.  Buyer is a corporation duly incorporated and in good standing under the laws of the State of Maryland.  Buyer has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement.  The execution, delivery, and performance by Buyer under this Agreement have been duly authorized by all necessary action on the part of Buyer.  Buyer has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (subject to applicable legal and equitable limitations).

(b)           No Conflicts.  No authorization, consent, notice, registration, or filing with any governmental, regulatory, administrative, judicial entity or authority or any other person or entity is required for or in connection with the execution, delivery, and performance of this Agreement by Buyer, and Buyer is not subject to any legal, regulatory, administrative, judicial, contractual, equitable or other prohibition, restriction, limitation, or impediment of any nature whatsoever relating to or in respect of the execution, delivery, or performance of this Agreement by Buyer.

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(c)           No Proceedings.  Buyer is not a party to any action, suit, claim, litigation, investigation, or other proceeding relating to this Agreement (or the transactions contemplated hereby).  To Buyer’s knowledge, no such action, suit, claim, litigation, investigation, or other proceeding is threatened.

(d)           No Brokers.  No broker, finder, or other person is entitled to any brokerage fees, finder’s fees, or commission for which Seller or any of its affiliates, by reason of any action taken by Buyer, could become liable or obligated in connection with the transactions contemplated by this Agreement, the Willbridge PSA, or any of the Arc Transaction Agreements.

7.           Covenants.  In addition to other covenants of the parties in this Agreement, the parties agree as follows:

(a)           Negative Covenants.  The parties agree not to take any action that would cause, or that would be reasonably likely to cause, any of their respective representations and warranties in Sections 4, 5, or 6 above, as the case may be, to become inaccurate prior to or as of the Closing.  Seller agrees not to allow the Company to amend any of its organizational documents without Buyer’s prior written consent.

(b)           Cooperation and Information.  The parties agree to work together cooperatively, and to use commercially reasonable efforts (without being required to make any payment to any third party or incur any other economic burden), to satisfy, as soon as reasonably practicable, the closing conditions specified in Sections 8 and 9 below.  Seller agrees to provide Buyer, or to cause the Company to provide Buyer, such information as Buyer may reasonably request, and to which Seller or the Company has access, directly or indirectly through its affiliates, relating to the Willbridge Facility.

(c)           Willbridge Facility Documents.

(i)           Seller agrees that the Company will not, and Seller agrees not to permit the Company to, grant any consent or approval under, waive any right under, or amend, supplement, or otherwise modify in any respect the Willbridge Facility PSA without the prior written consent of Buyer.  Seller agrees to notify Buyer promptly after Seller or the Company receives notice of, or otherwise becomes aware of, (A) any breach of the Willbridge Facility PSA by either party thereto, or (B) any event or circumstance that will cause, or that is reasonably likely to cause, the failure of any closing condition under the Willbridge Facility PSA.  Seller agrees to promptly deliver to Buyer any notice or other communication delivered by either party under the Willbridge Facility PSA.  Seller agrees to cause the Company to enforce its rights under the Willbridge Facility PSA as directed by Buyer, at Buyer’s sole cost.

(ii)           Seller agrees that the Company will not, and Seller agrees not to permit the Company to, without the prior written consent of Buyer, (A) terminate the Willbridge Facility PSA pursuant to Section 13.1(a) or Section 13.1(c) of the Willbridge Facility PSA, (y) terminate the Willbridge Facility PSA pursuant to

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Section 13.1(b) of the Willbridge Facility PSA as a result of the failure to be satisfied of any of the conditions to the Willbridge Facility Closing specified in clauses (h), (i), (k), or (m) of Section 10.1 of the Willbridge Facility PSA, or (z) terminate the Willbridge Facility PSA pursuant to Section 13.1(b) of the Willbridge Facility PSA as a result of the failure to be satisfied of any of the conditions to the Willbridge Facility Closing specified in any other clause of Section 10.1 of the Willbridge Facility PSA, unless, in the case of this clause (z), such failure has the effect of causing, or being reasonably likely to cause, a reduction of more than $3 million in the value to Lessee of the operations of Willbridge Facility under the Willbridge Facility Lease.

(d)           Deposit Reimbursement.  On the Closing Date, but before the Closing, Buyer shall pay Seller $400,000 (the “Reimbursement Amount”) to reimburse Seller for its payment of the Fee (as defined in Section 3.1 of the Willbridge Facility PSA), such payment to be made by wire transfer of immediately available funds to an account specified by Seller.  If Buyer pays the Reimbursement Amount and either (i) this Agreement is subsequently terminated without the Closing having occurred or (ii) the Closing occurs but the Willbridge Facility PSA is subsequently terminated without the Willbridge Facility Closing having occurred, then Seller will, no later than the first business day after such termination, repay Buyer the Reimbursement Amount to Buyer by wire transfer of immediately available funds to an account specified by Buyer.

(e)           Transfer Taxes.  Seller agrees to pay any transfer taxes, charges, or fees payable with respect to the sale and transfer of the Interests pursuant to this Agreement.

(f)           Reimbursement of Costs.  Not later than one business day after the date of the Willbridge Facility Closing, Buyer agrees to pay, or to cause the Company to pay, Seller for costs and expenses (including attorneys’ fees) reasonably incurred by Seller and its affiliates prior to the Closing Date for its due diligence evaluation of the Willbridge Facility, and for its negotiation and documentation of the Willbridge Facility PSA and the consents and approvals required thereunder, as evidenced by reasonable supporting documentation provided by Seller to Buyer at least two business days prior to the Closing Date, and subject to a cap of $1 million.  For clarity, such costs and expenses shall not include attorneys’ fees or other costs and expenses incurred by Seller and its affiliates to document and implement the transactions contemplated by this Agreement or the Arc Transaction Agreements.  The payment made by Buyer or the Company under this Section 7(f) shall be made by wire transfer of immediately available funds to an account specified by Seller.

(g)           Put Right.  If, notwithstanding the intent of the parties, the Closing occurs but the Willbridge Facility Closing does not occur immediately thereafter, then for the period ending the earlier of (i) 30 days after the Closing Date or (ii) the time of the Willbridge Facility Closing, Buyer shall have the right to cause Seller to repurchase the Interests for $10.00.  Buyer shall exercise such right by delivering written notice to Seller, together with a transfer instrument, signed by Buyer, and in form and substance substantially similar to the transfer instrument by which Seller transferred the Interests to Buyer at the Closing.

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(h)           Environmental Reports.  Seller and Lessee will use commercially reasonable efforts to cause the authors of the reports listed in Schedule 7(h) (the “Environmental Reports”) to agree that Buyer and the Company may rely on such Environmental Reports.

8.           Conditions Precedent to Buyer’s Obligation to Close.  Buyer’s obligation to proceed with the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part):

(a)           Accuracy of Representations and Warranties.  All representations and warranties made by Seller and Lessee in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

(b)           Performance of Covenants.  Seller and Lessee shall have performed or complied with all covenants and agreements in this Agreement required to be performed or complied with by Seller and Lessee at or prior to the Closing.

(c)           Satisfaction of Willbridge Facility PSA Closing Conditions.  (i) The Willbridge Facility PSA shall not have been terminated, (ii) the conditions to the obligations of the Company and, to the best of Seller’s knowledge, Paramount Oregon to close the transactions contemplated by the Willbridge PSA shall have been satisfied (without regard to the waiver of any such condition), and (iii) the Company and, to the best of Seller’s knowledge, Paramount Oregon shall stand ready to undertake the Willbridge Facility Closing.

(d)           Closing Certificates.  Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by the Chief Operating Officer of Seller, confirming that the conditions set forth in Sections 8(a) (with respect to the representations and warranties of Seller), 8(b) (with respect to the covenants and agreements of Seller), and 8(c) have been satisfied.  Lessee shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by President of Lessee, confirming that the conditions set forth in Sections 8(a) (with respect to the representations and warranties of Lessee) and 8(b) (with respect to the covenants and agreements of Lessee) have been satisfied.

(e)           No Proceedings.  No litigation, regulatory, or administrative proceeding shall be pending or threatened, and no investigation shall have been commenced and be pending, by any governmental authority, non-governmental entity, or person seeking to restrain or prohibit, or questioning the validity or legality of, the consummation of the transactions contemplated by this Agreement or any of the Arc Transaction Agreements.

(f)           Transfer Instrument.  Seller shall have duly signed and delivered to Buyer a transfer instrument, in form and substance satisfactory to Buyer, transferring the Interests to Buyer.

(g)           Title Policy.  The Company shall have received an ALTA Owner’s Policy of Title Insurance in respect of the Willbridge Facility and appurtenant rights that is satisfactory in form and substance to Buyer.

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(h)           Resignations.  The officers of the Company shall have resigned from their offices as of the Closing Date pursuant to signed resignations delivered to the Company.

(i)           Arc Transaction Agreements.  The Arc Transaction Agreements shall have been delivered to Buyer, duly signed by Lessee.

(j)           Environmental Reports.  The authors of the Environmental Reports shall have agreed that Buyer and the Company may rely on the Environmental Reports.

(k)           Financing.  Buyer shall have raised funds through an equity offering in an amount determined by Buyer to be sufficient, together with cash on hand or borrowed under credit facilities, to enable Buyer to (i) pay the Reimbursement Amount to Seller in accordance with Section 7(d), (ii) pay, or contribute to the Company for the payment by the Company of, Closing Cash Consideration (as defined in the Willbridge Facility PSA), and (iii) pay, or contribute to the Company for the payment by the Company of, the amount to be paid in accordance with Section 7(f).

9.           Conditions Precedent to Seller’s and Lessee’s Obligation to Close.  The obligation of Seller and Lessee to proceed with the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Seller  or Lessee, as the case may be, in whole or in part):

(a)           Accuracy of Representations and Warranties.  All representations and warranties made by Buyer in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

(b)           Performance of Covenants.  Buyer shall have performed or complied with all covenants and agreements in this Agreement required to be performed or complied with by Seller at or prior to the Closing.

(c)           Closing Certificate.  Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, signed by the Managing Director of Buyer, confirming that the conditions set forth in Sections 9(a) and 9(b) have been satisfied.

(d)           No Proceedings.  No litigation, regulatory, or administrative proceeding shall be pending or threatened, and no investigation shall have been commenced and be pending, by any governmental authority, non-governmental entity, or person seeking to restrain or prohibit, or questioning the validity or legality of, the consummation of the transactions contemplated by this Agreement or any of the Arc Transaction Agreements.

10.   Termination.

(a) Prior to the Closing, Buyer may terminate this Agreement by written notice to Seller at any time and for any or no reason.

(b) Prior to the Closing, this Agreement will terminate automatically upon the termination of the Willbridge Facility PSA.

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(c)           Any provision of this Agreement that, by its nature, should survive the termination of this Agreement shall survive the termination of this Agreement, including Seller’s repayment obligation under Section 7(d), this Section 10, and Sections 11 and 12 below.

11.           Liability for Damages.  A party that breaches any of its representations, warranties, or covenants in this Agreement will be liable for any and all losses, damages, liabilities, obligations, fines, penalties, costs, and expenses suffered by the other parties to the extent caused by or resulting from the breach.

12.           Miscellaneous.

(a)           Costs.  Except as set forth herein, and irrespective of whether the Closing occurs, each party will be solely responsible for all of its own costs and expense incurred in connection with this Agreement and the Arc Transaction Agreements, and the transactions contemplated hereby and thereby (including the fees and expenses of legal counsel, accountants, and other advisors).

(b)           Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party without the prior written consent of the other parties.  Notwithstanding the foregoing, Buyer may, without the consent of Seller or Lessee, assign this Agreement and Buyer’s rights, interests, and obligations hereunder to one or more of Buyer’s affiliates; provided that, notwithstanding any such assignment, Buyer shall not be released from its obligations hereunder.  Buyer agrees to notify Seller and Lessee promptly following any such assignment.

(c)           Notices.  Any notice, consent, waiver, or other communication to a party hereunder shall be in writing and shall be deemed to have been duly given when delivered, postage or other delivery costs prepaid, to such party at the address set forth below (or at such other address as such party may designate by notice to the other parties):

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If to Seller:	Lightfoot Capital Partners, L.P.
Attn: Vince Cubbage
725 Fifth Avenue
19th Floor
New York, New York 10022

With a copy to:	Jackson Kelly PLLC
Attn: Louis S. Southworth II and
Elizabeth Osenton Lord
500 Lee Street E., Suite 1600
Charleston, WV 25301

If to Buyer:	CorEnergy Infrastructure Trust, Inc.
Attn: David J. Schulte, Managing Director
4200 W. 115th Street, Suite 210
Leawood, KS 66211

With a copy to:	Husch Blackwell LLP
Attn: Steven F. Carman, Esq.
4801 Main St., Suite 1000
Kansas City, MO 64112

If to Lessee:	Arc Terminals Holdings LLC
Attn: Mark Feldman, Corporate Controller
3000 Research Forest Drive, Suite 250
The Woodlands, TX 77381

With a copy to:	Arc Terminals Holdings LLC
Attn: John Blanchard
3000 Research Forest Drive, Suite 250
The Woodlands, TX 77381

(d)            Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.  Each party hereby submits to the non-exclusive jurisdiction of the United States District Court and the courts of the State of New York, in either case sitting in the Borough of Manhattan for the purposes of all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such action or proceeding brought in such a court has been brought in an inconvenient forum.

(e)           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR

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PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(f)           Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings relating to such subject matter.  This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

(g)           Exhibits and Schedules.  All schedules and exhibits hereto, if any, are deemed a part of this Agreement and are incorporated herein and made a part hereof for all purposes.

(h)           Severability.  The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability, and will not affect the validity or enforceability of that or any other provision in any other jurisdiction.  If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision will be substituted for the invalid or unenforceable provision in order to carry out in that jurisdiction, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision, and (ii) the remainder of this Agreement, and the application of that provision to other persons or circumstances or in other jurisdictions, will not be affected.

(i)           Waiver.  Any waiver by any party of any breach of this Agreement by any other party, or of any condition under this Agreement, must be in writing, and shall not be construed as or constitute a waiver of any subsequent breach or any other condition.

(j)           Specific Performance.  In the event of any default under this Agreement, or any breach of any of the terms, conditions and provisions of this Agreement, the party who is thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative.  The parties agree that any such default or breach would cause irreparable injury, that the remedies at law for any such default or breach, including monetary damages, would be inadequate compensation for any loss, and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

(k)           Further Assurances.  Each party will take such action as any other party may reasonably request to carry out or perfect the transactions contemplated by this Agreement.

(l)           Execution and Delivery. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.  This Agreement may be delivered by the electronic exchange, receipt confirmed, of executed signature pages (e.g., by fax transmission or email), and any printed or copied version of

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any signature page so delivered will have the same force and effect as an originally executed version of such signature page.

(m)           Headings.  The captions and headings in this Agreement are for convenience of reference only and shall not be utilized in construing or interpreting this Agreement.

(n)           Construction.  This Agreement will be construed as the joint and equal work product of each party and will not be construed more or less favorably on account of its preparation or drafting.  In this Agreement, (i) the word “including” means “including without limitation” and (ii) words such as “herein,” “hereof,” “hereby,” and “hereunder” refer to this Agreement as a whole and not to any particular section or subsection.

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BUYER: CorEnergy Infrastructure Trust, Inc.

/s/ David J. Schulte

Name:	David J. Schulte

Title:	President

SELLER: Lightfoot Capital Partners, LP By Lightfoot Capital Partners GP, LLC, its General Partner

/s/ Vincent T. Cubbage

Name:	Vincent T. Cubbage

Title:	Chief Executive Officer

LESSEE: Arc Terminals Holdings LLC

/s/ John Blanchard

Name:	John Blanchard

Title:	President

Schedule 7(h)

Environmental Reports

1.
Phase I Environmental Site Assessment and Limited Environmental Compliance Review, Paramount Petroleum Corporation, 5501 NW Front Avenue, Portland, Oregon prepared for Lightfoot Capital dated October 2013.

2.
Technical Memorandum, dated October 29, 2013, to Brad Oswald, Lightfoot Capital, regarding Evaluation of Potential Future Costs Related to On-site and Off-site Contamination Paramount Petroleum Corporation Site, Portland, Oregon.

3.	Memorandum, dated October 30, 2013, regarding Review of Portland Harbor Draft RI/FS for Paramount Petroleum Facility.

Exhibit A

Form of Willbridge Facility Lease

LEASE

between

Arc Terminals Holdings LLC

as Lessee

and

LCP Oregon Holdings, LLC

as Lessor

i

ARTICLE X. PERMITTED CAPITAL IMPROVEMENTS, PARTS		20

10.1	Permitted Capital Improvements	20
10.2	Replacement of Parts	20
10.3	Lessor Capital Improvements Construction	21

ARTICLE XI. REGULATORY ISSUES		21

11.1	Lessee’s Rights	21
11.2	Lessor’s Rights	22
11.3	No Application to Condemnation	22

ARTICLE XII. MECHANIC’S LIENS		22

12.1	Lessee’s Obligations	22
12.2	Lessor’s Obligations	22

ARTICLE XIII. LESSEE PROPERTY		23

13.1	No Lien	23
13.2	Sole Risk of Lessee	23
13.3	Lessee’s Ability to Grant Liens on Lessee Property and Lessee’s Interest in Lease	23

ARTICLE XIV. INSURANCE		23

14.1	Insurance Coverage	23
14.2	Environmental Insurance	25
14.3	Insurance Requirements Generally	25
14.4	Waiver of Subrogation	25
14.5	No Release from Liability	26

ARTICLE XV. FIRE AND OTHER CASUALTY		26

15.1	Fire and Other Casualty	26
15.2	Restoration Conditions	26

ARTICLE XVI. CONDEMNATION		27

16.1	Condemnation Damages and Awards	27
16.2	General Taking Provisions	27
16.3	Restoration Conditions	27

ARTICLE XVII. LIMITS ON TRANSFERS, ASSIGNMENTS, LEASES AND LIENS		28

17.1	Assignment and Subletting by Lessee	28
17.2	Cure Rights Upon Assignee Default	28

ARTICLE XVIII. LESSEE’S SURRENDER OF LEASED PROPERTY		29

18.1	Surrender	29

ARTICLE XIX. LESSOR ASSIGNMENT OF LEASE		29

19.1	Assignment of Lease	29

ARTICLE XX. LEASE SUBORDINATION		29

20.1	No Subordination of Lessor’s Fee Simple Estate; Fee Mortgages	29
20.2	Leasehold Mortgages	30
20.3	Protection of Leasehold Mortgagees	30

ARTICLE XXI. INDEMNIFICATION		31

21.1	Indemnification by Lessee	31
21.2	Release and Indemnification by Lessor	31
21.3	Concurrent Negligence	32
21.4	Survival	32
21.5	Claims Procedure	32

ARTICLE XXII. ENVIRONMENTAL LAWS		33

22.1	Environmental Undertakings	33
22.2	Environmental Covenants	33
22.3	Lessee Environmental Indemnity	33
22.4	Claims Procedure	33
22.5	Survival	34
22.6	Lessee’s Environmental Obligations	34

ARTICLE XXIII. DEFAULTS AND REMEDIES		34

23.1	Lessee Events of Default	34
23.2	Lessor’s Remedies for a Lessee Event of Default	35
23.3	Lessor Events of Default	37
23.4	Lessee’s Remedies for a Lessor Event of Default	38

ARTICLE XXIV. NOTICE		39

24.1	Notices	39
24.2	Deemed Receipt	39
24.3	Delivery; Time of Notice	40

ARTICLE XXV. RENEWAL AND END OF TERM OPTIONS		40

25.1	Renewal Option	40
25.2	Procedure Upon Purchase	40
25.3	Lessee as Operator After Term	41
25.4	Lessee Buy-Out	41
25.5	Lessee Termination Options	41

ARTICLE XXVI. MISCELLANEOUS PROVISIONS		42

26.1	Memorandum/Notice of Lease	42
26.2	Force Majeure	42
26.3	Consequential Damages	42
26.4	Holding Over	42
26.5	Quiet Enjoyment	42
26.6	Cost and Expense	42
26.7	Access; Reporting	42
26.8	Accord and Satisfaction	44
26.9	Prevailing Party	44
26.10	Confidentiality	44
26.11	Consent of Lessor and Lessee	45
26.12	Permitted Lessee Contests	45
26.13	Waiver	46
26.14	Interpretation	46
26.15	No Derivative Liability	46
26.16	Successors and Assigns	46
26.17	Rights of Third Parties	46
26.18	No Offer; Entire Agreement	47
26.19	Headings	47
26.20	Counterparts	47
26.21	Governing Law; Venue; Service of Process; Waiver of Jury Trial	47
26.22	Time of the Essence	48
26.23	Estoppel Certificates	48

ARTICLE XXVII. OTHER AGREEMENTS OF LESSOR AND LESSEE		48

27.1	Additional Lessor Covenants	48
27.2	Additional Lessee Covenants	49

Schedules and Exhibits

Schedule 1	Minimum Rent

Exhibit A	Improvements
Exhibit B	Guaranty of Lease
Exhibit C	Memorandum of Lease
Exhibit D	Services Agreement
Exhibit E	Map of Terminal Facilities
Exhibit F	Legal Description of Land
Exhibit G	Form of Estoppel Certificate
Exhibit H	Form of Office Lease Agreement

LEASE

This Lease (as amended, restated, replaced, supplemented, or otherwise modified from time-to-time, this “Lease”) is dated as of __________ __, 2014 (the “Effective Date”), and is made by and between:

Lessor:                                LCP Oregon Holdings, LLC, Delaware limited liability company;

and

Lessee:                                Arc Terminals Holdings LLC, a Delaware limited liability company.

In consideration of the rents and the other terms, covenants and conditions set forth in this Lease, Lessor leases to Lessee and Lessee leases from Lessor all of Lessor’s rights, title, and interests in and to the Leased Property (defined below) upon the following terms and conditions:

ARTICLE I.
FUNDAMENTAL LEASE PROVISIONS

1.1           Definitions.  For all purposes of this Lease, except as may be expressly set forth herein or unless the context clearly indicates a contrary intent, the following terms have the following definitions:

“Actual Daily Volume” means for any calendar month the actual average daily volume of barrels of oil equivalent received by the Portland Terminal.

“Additional Rent” means all amounts, costs, expenses, Losses, liabilities, indemnities and other monetary obligations (including Lessee’s obligation to pay any interest at the Default Interest Rate hereunder) which Lessee is required to pay pursuant to the terms of this Lease, other than Base Rent or Variable Rent.

“Adjustment Date” means the first day of the month following the month in which the fifth yearly anniversary of the Effective Date occurs, and every yearly anniversary of such first day of the month thereafter during the Term.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of General Rules and Regulations under the Exchange Act (and, with respect to a Person, includes any subsidiary of that Person).

“Agreed FMV Rent” has the meaning given in Section 25.1(b).

“Applicable Legal Requirements” mean all statutes, ordinances, regulations and codes of any Governmental Authority having jurisdiction, including, without limitation, Environmental Laws, zoning, health, fire, safety and building codes, applicable or that may become applicable to the Leased Property (or portion thereof at issue).

“Base Daily Volume” means a notional average daily volume of barrels of oil equivalent received by the Portland Terminal, equal to 12,500.

“Base Rent” means (i) during the Initial Term, the Minimum Rent, and (ii) during any Renewal Term, the amount determined pursuant to Section 25.1 hereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.  If the last day of any time period under this Lease, or the last day for performance of any obligation, or for giving any notice, or for taking any other action under this Lease falls on a day that is not a Business Day, then the last day of such time period shall be extended to the first day thereafter that is a Business Day.

“Capital Improvements” means such alterations, additions and replacements to any of the Leased Property as Lessee may from time-to-time desire or be required to make.

“Casualty Date” means the date fire or other casualty damages any portion of the Leased Property.

“Casualty Proceeds” means the insurance proceeds actually received by or payable to Lessee with respect to a fire or other casualty of the Leased Property, but excluding from such insurance proceeds (a) Lessee’s reasonable third party costs and expenses (including reasonable attorneys’ fees and expenses) incurred in collecting same, (b) as of any date, proceeds previously paid to Lessee and used to repair, restore or replace the Leased Property as a result of such fire or other casualty, and (c) the proceeds of any business interruption or similar insurance with respect to such fire or other casualty.

“Confidential Information” means all information relating to Lessee, the Lessee Guarantor or the operation of the Leased Property by Lessee furnished to Lessor by or on behalf of Lessee, Lessee Guarantor or any of their respective Affiliates prior to, on or after the Effective Date and designated as confidential.  Notwithstanding the foregoing, Confidential Information shall not include information that is publicly available other than as a result of actions in violation of Section 26.10 hereof.

“Control” or any derivation thereof has the meaning set forth in Rule 12b-2 under the Exchange Act.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corrective Action” means environmental investigation and/or remediation, including Phase II testing, sampling, engineering, consulting, reporting, active remediation, passive remediation, monitoring and risk assessment or any combination of these activities.

“Current Lease Term End” means the end of the then current Term assuming that there will not be a Renewal Term at the end thereof.

“Debtor Relief Law” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time-to-time in effect and affecting the rights of creditors generally.

“Default Interest Rate” means fifteen percent (15%).

“Discount Rate” means the greater of (a) the interest rate (on the date of termination of this Lease by Lessor pursuant to its remedies under Section 23.2(a)) on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York, plus one half of one percent (0.5%), and (b) the Prime Rate on the date of termination of this Lease by Lessor pursuant to its remedies under Section 23.2(a).

“Due Date for Other Additional Rent” has the meaning given in Section 5.4.

“ERA” has the meaning given in Section 22.6.

“Effective Date” means the date of this Agreement, which shall be the same date as the date of conveyance of the Terminal System to Lessor pursuant to the PSA.

“Effective Date Recorded Documents” means all restrictions and charges created or imposed pursuant to documents and instruments recorded in the Official Public Records against the Leased Property as of the time of conveyance of the Leased Property to Lessor pursuant to the PSA.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, and other legally enforceable requirements relating to (a) pollution or protection of the environment or natural resources, (b) any actual or threatened depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment of, or any exposure to, any Hazardous Materials, or (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of any Hazardous Materials; including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Marine Mammal Protection Act, the Endangered Species Act, and the National Environmental Policy Act, each as amended through the Effective Date.

“Excess Product Volume Factor” means for any calendar month during the Term from and after the Effective Date, the greater of (a) zero, or (b) 71% of (i) the decimal fraction obtained by dividing the Actual Daily Volume by the Base Daily Volume, minus (ii) one (1) [i.e., ((Actual Daily Volume / Base Daily Volume) - 1) * 71%].

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Matters” has the meaning given in Section 6.3.

“Fair Market Rent” means the rent that would be agreed on between a willing lessor and a willing lessee, with neither being required to act, and both having reasonable knowledge of the relevant facts.

“Fair Market Value” or “fair market value” means the price that would be agreed on between a willing buyer and a willing seller, with neither being required to act, and both having reasonable knowledge of the relevant facts.

“Flow and Volume Information” means the flow and volume information of the type to be furnished by Lessee pursuant to Section 26.7(b)(i).

“Franchise” means that certain franchise granted by the City of Portland to Paramount of Oregon, Inc. on August 16, 2006, pursuant to Ordinance No. 180378, to construct, operate, and maintain the Pipeline System, as well as the consent of the City of Portland pursuant to Ordinance 186387 to the assignment of such franchise to Lessor.

“Force Majeure” has the meaning given in Section 26.2.

“GAAP” means generally accepted accounting principles in effect from time-to-time in the United States of America.

“Good Condition and Repair” means a state of condition and repair consistent with the condition and repair that a reasonably prudent operator would maintain for a terminal system of similar size, nature, use, age and location, taking into consideration the condition of the Terminal Facility as of the Effective Date and the Improvements made pursuant to this Lease.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court arbitrator or quasi-governmental authority having jurisdiction or supervisory or regulatory authority over any of the Leased Property, applicable to Lessee (with respect only to Lessee’s (rather than Lessor’s) obligations hereunder regarding compliance or interaction with Governmental Authority), or applicable to Lessor (with respect only to Lessor’s (rather than Lessee’s) obligations hereunder regarding compliance or interaction with Governmental Authority).

“Hazardous Materials” means (a) any substance that is designated as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, as those terms are used in the Environmental  Laws, (b) any petroleum, petroleum hydrocarbons, petroleum products, petrochemical products and any components, fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas, and any mixtures thereof, and (c) radioactive materials or polychlorinated biphenyls.

“Improvements” means the improvements described in Exhibit A.

“Indemnified Party” means a Lessor Indemnified Party or a Lessee Indemnified Party, as applicable.

“Indemnifying Party” has the meaning given in Section 21.3.

“Index” means the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a base period equaling 100 in 1982-1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency.

“Index Adjustment” means the quotient (expressed as a percentage) of:

 (a)           for the first Adjustment Date, the change, if any, between (i) the average of the Index for the twelve months ended two months prior to such Adjustment Date, and (ii) the average of the Index for the twelve months ended sixty-two months prior such Adjustment Date (the “Initial Base Index”), and (b) the Initial Base Index; and

(b)           for each subsequent Adjustment Date, the change, if any, between (i) the average of the Index for the twelve months ended two months prior to such Adjustment Date, and (ii) the average of the Index for the twelve months ended fourteen months prior to such Adjustment Date (the “Base Index”), and (b) the Base Index.

If the statistics are not available or if publication of the Index is modified or discontinued in its entirety, the Index Adjustment shall be determined on the basis of an index chosen by Lessor as a comparable and recognized index of the purchasing power of the United States consumer dollar published by the United States Department of Labor or other governmental agency.  If the Index contemplated herein is not reported for the months required for the calculation set forth above, the parties agree to use the Index reported for the month(s) nearest preceding the month(s) required for such calculation.

“Initial Term” means that period beginning on the Effective Date and ending on the last day of the 180th full calendar month thereafter.

“Institutional Investor” means any of the following:

(a)           a bank, savings institution, investment bank, financial services company, nationally recognized conduit lender, trust company, commercial bank or national banking association acting for its own account or in a fiduciary capacity, or a real estate investment trust;

(b)           a trustee or similar Person in connection with securitization of a mortgage loan or a nationally recognized conduit lender, so long as the trustee or similar Person is an entity that otherwise would be an Institutional Investor under clause (a) of this definition and which, in each case of clauses (a) and (b) of this definition, is regularly engaged in the business of making or owning commercial loans (including commercial real estate loans); or

(c)           any other entity approved by Lessor as a Leasehold Mortgagee under the Lease.

 “Involuntary” and “Involuntarily” includes, with respect to a Transfer or Lien, any transaction, proceeding or action by or in which a Person is involuntarily deprived or divested of any right, title or interest in and to its applicable property, rights or interests (including any seizure under levy of attachment or execution, transfer in connection with bankruptcy or other court proceeding to a trustee or receiver or other officer or agency or any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property).

“Land” means the land underlying, subject to and covered by, the Terminal System.

“Lease” has the meaning given in the preamble.

“Lease Assignment” means a direct or indirect Transfer of Lessee’s interest under this Lease or its interest in the Leased Property hereunder.  For the avoidance of doubt, any change in Control of the Lessee shall constitute a Lease Assignment.

“Leased Property” means the Terminal System, the Improvements and the Personal Property.

“Leasehold” means the estate for years and leasehold estate and other interests in the Leased Property conveyed to or held by Lessee pursuant to this Lease.

“Leasehold Mortgage” means a mortgage, a deed of trust, a deed to secure debt, or other security instrument by which the Leasehold is mortgaged, conveyed, assigned, or otherwise transferred to secure a debt or other obligation.

“Leasehold Mortgagee” means the holder of a Leasehold Mortgage.

“Lessee” has the meaning given in the preamble.

“Lessee Condemnation Proceeds” has the meaning given in Section 16.1.

“Lessee Environmental Liabilities” means Losses arising or resulting from (a) the actual presence, use, storage, generation or Release of any Hazardous Materials on, under, from or at the Leased

Property or any portion thereof both before and during the Term for which Lessee or Lessor has any legal obligation, (b) allegations made in writing by a third party not Lessor, another Lessor Party or a Lessor Lender (but only so long as neither Lessor, any Lessor Party nor any Lessor Lender has affirmatively caused such third party to raise such allegation unless such allegation is required to be made by such third party under applicable law) regarding the presence, use, storage, generation or Release of any Hazardous Materials on, under, from or at the Leased Property or any portion thereof both before and during the Term for which Lessee or Lessor has any legal obligation, or (c) any violation of Environmental Laws occurring both before and during the Term at or adversely affecting any portion of the Leased Property for which Lessee or Lessor has any legal obligation.  It is further understood and agreed that Lessee Environmental Liabilities shall include any and all such matters or claims arising or occurring prior to the Effective Date.

“Lessee Event of Default” has the meaning given in Section 23.1.

“Lessee Guarantor” means ARC Logistics Partners LP, a Delaware limited partnership.

“Lessee Guaranty” means that certain Guaranty of Lease executed by Arc Logistics Partners LP, a Delaware limited partnership, and dated as of the Effective Date and any subsequent Guaranty of Lease executed after the Effective Date and in substantially the form of Guaranty of Lease attached as Exhibit B.

“Lessee Indemnified Parties” means Lessee, Lessee Guarantor and their respective Related Parties (solely in their capacity as such), Leasehold Mortgagee (in its capacity as Lessee) and permitted successors and assigns of any of the foregoing, including any permitted successors by merger, consolidation or acquisition of all or substantially all of the Lessee’s rights under this Lease.

“Lessee Party” means Lessee, any direct or indirect owner of Lessee, and their respective officers, employees, agents, servants, invitees, sublesssees, licenses or assignees.

“Lessee Property” means (a) the Permitted Capital Improvements which Lessor does not purchase and which, accordingly, do not become a part of the Leased Property during the Lease Term as provided in Section 10.1, and (b) the other real and personal property now or hereafter owned or used by Lessee or its Affiliates in connection with operation of the Leased Property upstream or downstream of the Terminal System by Lessee or its Affiliates.

“Lessor” has the meaning given in the preamble.

“Lessor Event of Default” has the meaning given in Section 23.3.

“Lessor Indemnified Parties” means Lessor and its Related Parties (solely in their capacity as such), and permitted successors and assigns.

“Lessor Interests” means (a) all or any portion of Lessor’s right, title and interest in and to the Leased Property, and (b) all or any portion of Lessor’s right, title and interest under this Lease.

“Lessor Lender” means a lender or other creditor to Lessor or any other Lessor Party.

“Lessor Party” means Lessor, any direct or indirect owner of Lessor, and their respective officers, employees, agents, servants, or assignees.

“Lien” means any mortgage lien, deed of trust lien, deed to secure debt, vendor’s lien, security interest, pledge, collateral assignment, mechanic’s or materialman’s lien, or other similar instruments and all restatements, modifications, amendments, consolidations, extensions, renewals or substitutions thereto or thereof.

“Loss” or “Losses” means mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related directly or indirectly or reasonably incident to, matters indemnified against, excluding however all of the following:

(d)           Consequential and Similar Damages.  Any special, consequential, punitive or exemplary damages, except to the extent owed to a third party; and

(e)           Excluded Matters.  Any such losses, costs, expenses, liabilities, damages, demands, suits, claims and sanctions which constitute an Excluded Matter; and

(f)           Section 2.1 Waivers.  Any such losses, costs, expenses, liabilities, damages, demands, suits, claims and sanctions with respect to claims and other matters waived in Section 2.1.

“Material Adverse Event” means, for purposes of the definition of “Permitted Liens” herein, any event or circumstance resulting in a material adverse effect on (a) the ability of Lessee to perform the monetary and other material obligations under this Lease, or (b) the ownership, financial condition or operation of the Leased Property taken as a whole.

“Memo of Lease” means the Memorandum of Lease in the form attached to this Agreement as Exhibit C.

“Minimum Rent” means the amounts specified in Schedule 1 of this Lease for the month in which the Effective Date occurs and the sixty (60) full months thereafter, adjusted as provided in Section 10.3; provided that:

(a)           on the first Adjustment Date, Minimum Rent shall be adjusted by increasing the Minimum Rent for the month immediately preceding such Adjustment Date by the Index Adjustment, and such adjusted amount shall become the Minimum Rent for the following twelve payments (beginning with the payment due on such Adjustment Date), and the Minimum Rent as so adjusted shall constitute the Minimum Rent hereunder until the next Adjustment Date; and

(b)           on each subsequent Adjustment Date, Minimum Rent shall be adjusted by increasing the Minimum Rent for the month immediately preceding such Adjustment Date by the greater of 2.00% or the Index Adjustment, and such adjusted amount shall become the Minimum Rent for the following twelve payments (beginning with the payment due on such Adjustment Date), and the Minimum Rent as so adjusted shall constitute the Minimum Rent hereunder until the next Adjustment Date.

“Non-Consent Matters” means a change of direct or indirect ownership of Lessee as a result of a merger, consolidation, reorganization, sale, distribution, contribution or other transfer of assets or equity interests, joint venture, public offering of common stock or other equity interests, foreclosure or deed in lieu of foreclosure, or the sale by a purchaser after a foreclosure; provided that the primary purpose of the transaction which results in a change in ownership of Lessee is not to circumvent or avoid Lessor’s approval rights with respect to a Lease Assignment or Sublease.

“Non-Removable Addition” has the meaning given in Section 10.1(b).

“Official Public Records” means the applicable Official Public Records of Multnomah County, Oregon.

“Other Recorded Document” means any easement agreement, restrictive covenant, declaration, right-of-way or any other similar agreement or document affecting, benefiting or burdening all or any portion of the Terminal System or the Land.

“Parts” has the meaning given in Section 10.2.

“Permitted Capital Improvements” means Capital Improvements which (a) will not materially and adversely affect the structural integrity of the then existing Improvements, (b) will not materially and adversely affect the use or functionality of the Leased Property,  and (c) will not adversely affect the value of the Leased Property in any material respect.

“Permitted Lease Assignment” has the meaning given in Section 17.1(a).

“Permitted Lessee Contest” means any contest made in accordance with Section 26.12.

“Permitted Lessee Transferee” means either:  (i) any Person approved by Lessor and the Lessor Lender, or (ii) an Affiliate to which a transfer occurs in a Non-Consent Matter, (iii) any Leasehold Mortgagee, or (iv) any purchaser under foreclosure or deed in lieu of foreclosure, in any  case so long as Lessee Guarantor is not released from liability hereunder.

“Permitted Lessor Contest” has the meaning given in Section 27.1.

“Permitted Liens” means, for purposes of Sections 3.1 and 3.2(a)(v) and the definition of the term “Material Adverse Event”, (a) liens imposed by law for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable, (b) liens of mechanics, materialmen, warehousemen, carriers, landlords or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable, (c) covenants, zoning restrictions, rights, easements, governmental environmental permitting and operation restrictions, the exercise by governmental bodies or third parties of eminent domain or condemnation rights, or any other restrictions on the use of real property in effect on the Effective Date, or, that are imposed after the Effective Date, provided that any of the foregoing that are imposed after the Effective Date would not individually or in the aggregate result in a Material Adverse Event, (d) any Lien securing indebtedness of the Lessor, subject to compliance with Section 20.1, (e) the following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings and with respect to which adequate reserves are set aside on its books, and so long as they would not, individually or in the aggregate, result in a Material Adverse Event: (1) claims or liens for taxes, assessments, or charges due and payable and subject to interest or penalty, (2) claims, liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits, (3) claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens, and (4) adverse judgments on appeal, and (f) inchoate liens in respect of royalty owners.

“Permitted Sublease” has the meaning given in Section 17.1(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, governmental authority or any other entity of any kind.

“Personal Property” means (a) the monitoring equipment located in or on the Terminal System, (b) the computer hardware located for each portion of the Terminal System to which such monitoring equipment connects, (c) the wires and other connectors for such monitoring equipment between such computer hardware and such monitoring equipment, (d) all office furniture in, and (e) the Records, all as of the Effective Date and as such personal property may be modified or replaced as permitted or required by this Lease.

“Pipeline System” means a pipeline system in or below the public streets in the City of Portland, as defined with greater particularity in the Franchise.

“Pipeline System Lease” means that certain Pipeline System Lease, dated as of the Effective Date, between Lessor and Lessee, pursuant to which Lessor has agreed to lease to Lessee, and Lessee has agreed to lease from Lessor, the Pipeline System.

“Prime Rate” means the prime rate of interest as reported in The Wall Street Journal or, if The Wall Street Journal is no longer published or no longer reports such prime rate, the prime rate of interest as reported in other authoritative publication or news retrieval service.

"Project Costs” means the “Project Costs” as defined in the Project Management Agreement.

“Project Improvements” means the “Project,” as defined in the Project Management Agreement.

“Project Management Agreement” means the Project Management Agreement entered into between Lessor and Lessee on the Effective Date, pursuant to which Lessor with contract for and pay for the design and construction of the Project Improvements and Lessee will provide project management services in the coordination and management of the design, construction, equipment procurement and installation, commissioning, start-up, and testing of the Project Improvements.

“PSA” means that certain Purchase and Sale Agreement, dated October 17, 2013, between Lessor and Paramount of Oregon, LLC.

“Real Property” means the Terminal System, other than any personal property (under applicable Oregon law) included in such definition.

“Record Agreements” shall mean the agreements constituting (a) the Effective Date Recorded Documents, (b) any Other Recorded Document executed by Lessee after the Effective Date other than in violation of this Lease, and (c) any Other Recorded Document executed by Lessor other than in violation of this Lease.  In no event shall any Lien constitute a “Record Agreement.”

“Records” means the following information, to the extent acquired by Lessor (a) from Lessee, (b) pursuant to the PSA, or (c) in connection with construction of Permitted Capital Improvements paid for by Lessor and constructed by Lessee for Lessor hereunder: all engineering drawings or plans and specifications of or covering the Terminal System or any component thereof, site assessments and environmental reports regarding or covering the Terminal System or any component thereof, manuals relating to the operation of the Leased Property, and “as-built” surveys and drawings of the Terminal System.

“Related Parties” of a Person means its Affiliates and its and their respective directors, officers, employees, managers, members, partners, agents, trustees, administrators, advisors, accountants, attorneys and representatives.

“Release” means any leaking, spilling, pouring, pumping, emitting, injecting, escaping, leeching, dumping, discharging, depositing or disposing of any Hazardous Materials into the environment (including the air, soil, groundwater or surface water) in sufficient quantity or concentration such that notification to a Governmental Authority is required under Environmental Laws.

“Renewal Notice Date” has the meaning given in Section 25.1(b).

“Renewal Option” has the meaning given in Section 25.1(a).

“Renewal Term” has the meaning given in Section 25.1(a).

“Services Agreement” means the Services Agreement in the form attached hereto as Exhibit D.

“Sublease” means a Transfer by Lessee of a portion or less than all of Lessee’s rights under this Lease or in the Leased Property hereunder.

“Subsidiaries” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Taking” means acquisition of all or any portion of the Leased Property for any public or quasi-public use through taking by condemnation, eminent domain or any like proceeding, or purchase in lieu thereof.

“Taking Proceeds” means damages and proceeds accruing and paid by or on behalf of the applicable Governmental Authority on account of any Taking of the Leased Property, save and except (a) the reasonable third party costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lessee in connection with the collection of same, (b) the amount incurred by Lessee prior to the date of payment of such Taking Proceeds to repair or restore the Leased Property, and (c) any Lessee Condemnation Proceeds.

“Tax” means any fee (including, without limitation, any documentation, license or registration fee), any tax (including, without limitation, any income tax, capital gains tax, value-added tax, gross receipts tax, sales tax, use tax, employment tax, withholding tax, property tax (including personal and real, tangible and intangible), gift tax, estate tax or stamp tax), levy, impost, duty, charge, assessment, or withholding of any nature whatsoever, together with any penalty, fine, addition to tax or interest on any of the foregoing.

“Tax Challenge” has the meaning given in Section 6.6.

“Term” means the Initial Term, as it may be extended by Lessee’s exercise of the extension and renewal rights set forth in Section 25.1, or as it may be sooner terminated as provided in this Lease.

“Terminal System” means generally, the facilities depicted on the map attached as Exhibit E as they exist as of the Effective Date and as they may be subsequently modified as permitted by this Lease.  Further, the Terminal System shall include the Land, which is legally described on Exhibit F, the pipelines and all agreements granting rights to Lessor to use and operate the Terminal System.  However, the Terminal System shall not include the Pipeline System or the Franchise.

“Transfer” means with respect to any property or rights, the direct or indirect sale, conveyance, transfer, exchange, gift, contribution or assignment, in whole or in part, of any right, title or interest in and to such property or rights, whether voluntary or Involuntary, by operation of law or otherwise.

“Variable Rent” means, for August 2014 and each calendar month thereafter during the Term, the product of (a) Base Rent for such month times (b) the Excess Product Volume Factor for such month; provided, however, that Variable Rent shall not, for any month, exceed the difference, if any, between (x) the quotient obtained by dividing (i) Base Rent by (ii) one (1) minus 30%, less (y) Base Rent [i.e., (Base Rent / (1 – 30%)) – Base Rent].

1.2           Certain Interpretive Provisions.

As used in this Lease:  (a) the word “or” is not exclusive and the word “including” is not limiting, (b) references to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation, (c) whenever the words “include,” “includes,” or “including” appear, they shall be deemed to be followed by the words “without limitation,” (d) personal pronouns shall be deemed to include the other genders and the singular shall include the plural and vice versa, and (e) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to his Lease as a whole and not to any particular Article, Section or other subdivision.  Wherever a period of time is stated in this Lease as commencing or ending on specified dates, such period of time shall be deemed (i) inclusive of such stated commencement and ending dates, and (ii) to commence at 12:00 A.M. Central Time on such stated commencement date and to end at 11:59 P.M. Central Time on such stated ending date.  Unless the context otherwise requires, (A) any definition or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time-to-time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (B) subject to the restrictions on Transfers, Liens and assignments in this Lease, any reference herein to any Person shall be construed to include such Person’s successor and assigns, and (C) any reference to any law shall include all statutory and regulation provisions consolidating, amending, replacing or interpreting such law and reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time-to-time. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other document executed in connection herewith.

ARTICLE II.
LEASE CHARACTERIZATION

2.1           Lease Characterization.

(a)           True Lease.  Lessor and Lessee intend that this Lease is a “true lease” for federal tax purposes and not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease.  Notwithstanding anything herein to the contrary, Lessee agrees that neither it nor any Affiliate of Lessee will take, or will be permitted to take, at any time any action that will cause this Lease not to be treated as a “true lease” for Federal income tax purposes including, without limitation, the filing of any return or statement inconsistent with this lease being treated as a “true lease”.  Lessor and Lessee intend that the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Lessor and Lessee.  Further, Lessor and Lessee intend that this Lease be an operating lease for GAAP purposes.

(b)           Waivers and Stipulations.  Each of the parties (i) waives any claim or defense based upon the characterization of this Lease as anything other than a “true lease” or an “operating lease” or that asserts that this Lease is anything other than a “true lease” or an “operating lease,” (ii) waives any claim or defense based upon the characterization of all or any portion of the Leased Property as real or personal property, (iii) stipulates and agrees not to challenge the validity, enforceability or characterization of the lease of the Leased Property as a “true lease” or “operating lease,” (iv) stipulates and agrees that nothing contained in this Lease creates or is intended to create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like, and (v) shall support, at such party’s sole cost and expense, the intent of the parties that the lease of the Leased Property pursuant to this Lease is a true lease and does not create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

(c)           Material Inducement.  The expressions of intent, the waivers, the representations and warranties, the covenants, the agreements and the stipulations set forth in this Section are a material inducement to each of Lessor and Lessee in entering into this Lease.

(d)           Lease Continuation.  Except as limited in and otherwise provided in this Lease (and including, without limitation, Lessee’s rights under Articles XXIII and XXV), this Lease shall not terminate and Lessee shall not have any right to terminate this Lease during the Term.  Except as limited in and otherwise provided in this Lease (and including, without limitation, Lessee’s rights under Articles XXI, XXII, XXIII and XXV): (1) this is a triple net lease and Lessee shall not be entitled to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Base Rent, Variable Rent or Additional Rent, and (2) the obligations of Lessee under this Lease shall not be affected by any circumstance or event, or for any reason, including but not limited to the following:  (i) any damage to or destruction of any of the Leased Property by any cause whatsoever, (ii) any Taking, (iii) the prohibition, limitation or restriction of, or interference with, Lessee’s use of any of the Leased Property, (iv) any eviction by paramount title or otherwise, (v) Lessee’s acquisition of ownership of any of the Leased Property other than pursuant to an express provision of this Lease, (vi) any default on the part of Lessor under this Lease or under any other agreement related thereto, (vii) any default of any representation or warranty on the part of Lessor under any other agreement to which Lessee is a party related thereto, (viii) any latent or other defect in, or any theft or loss of, any of the Leased Property, (ix) the breach of any warranty of any seller or manufacturer of any of the Improvements or Personal Property or Lessee Property, or (x) any other cause, whether similar or dissimilar to the foregoing, any present or future Applicable Legal Requirement to the contrary notwithstanding.  It is the intention of the parties hereto that except as limited in and otherwise provided in this Lease (and including, without limitation, Lessee’s rights under Articles XXIII and XXV): (A), the obligations of Lessee under this Lease shall be separate and independent covenants and agreements, (B) Base Rent, Variable Rent and Additional Rent shall continue to be payable in all events (or, in lieu thereof, Lessee shall pay amounts equal thereto), and (C) the obligations of Lessee under this Lease shall continue unaffected, unless this Lease shall have been terminated pursuant to an express provision of this Lease.

ARTICLE III.
LEASED PROPERTY

3.1   Lease of Leased Property.  Lessor leases to Lessee and Lessee leases from Lessor the Leased Property, subject to the Record Agreements and the Permitted Liens, for the Term, upon the terms and conditions of this Lease.  Lessee shall have exclusive use and possession of the Leased Property subject to the Record Agreements and the Permitted Liens.  The Leased Property is leased to Lessee subject to the Record Agreements, the Permitted Liens and all Applicable Legal Requirements now or hereafter in effect.  LESSOR LEASES AND WILL LEASE AND LESSEE TAKES AND WILL TAKE POSSESSION OF THE LEASED PROPERTY “AS IS”, AND LESSEE ACKNOWLEDGES THAT LESSOR (WHETHER ACTING AS LESSOR HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LESSOR BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PROPERTY, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO ITS FITNESS FOR USE OR DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, AS TO LESSOR’S TITLE THERETO, OR AS TO VALUE, COMPLIANCE WITH SPECIFICATIONS, LOCATION, USE, CONDITION, MERCHANTABILITY, QUALITY, DESCRIPTION, DURABILITY OR OPERATION, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY LESSEE.  FURTHERMORE, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, LESSEE ACKNOWLEDGES THAT LESSOR MAKES NO REPRESENTATION, WARRANTY, OR COVENANT THAT THE LEASED PROPERTY INCLUDES THE “SUBLEASE PREMISES” OR ANY RIGHTS WHATSOEVER THERETO (INCLUDING WITHOUT LIMITATION ANY RIGHTS OF ACCESS THERETO OR USE THEREOF), AND PROVIDED THAT FOR THIS PURPOSE “SUBLEASE PREMISES” HAS THE MEANING SET FORTH IN THAT CERTAIN PORTLAND HARBOR SUBLEASE, DATED AS OF MARCH 1, 2005, BETWEEN CHEVRON U.S.A. INC. AND PARAMOUNT PETROLEUM CORPORATION.  In the event of any defect or deficiency in any of the Leased Property of any nature, whether patent or latent, except as otherwise expressly provided herein, Lessor shall not have any responsibility or liability with respect thereto or for any incidental or consequential damages (including strict liability in tort).  The provisions of this Section 3.1 have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Lessor, express or implied, with respect to the physical condition or sufficiency of any of the Leased Property, and arising pursuant to the Uniform Commercial Code or any other Applicable Legal Requirements now or hereafter in effect or otherwise.

3.2           Additional Encumbrances.

(a)           Execution of Additional Record Agreements.

(i)           Execution by Lessor.  Lessor shall not during the Term enter into, create, place of record, amend, assign, restate, modify, or terminate any Record Agreement or any Other Recorded Document except (A) as reasonably requested by Lessee in writing, or (B) as consented to by Lessee in writing prior to the date of Lessor’s execution thereof.

(ii)           Execution by Lessee.  Lessee shall not during the Term enter into, create, place of record, amend, assign, restate, modify, or terminate any Record Agreement or any Other Recorded Document except as Lessee from time-to-time in good faith deems necessary or appropriate for (A) use and operation of the Terminal System by Lessee and its Affiliates, (B) compliance with Applicable Legal Requirements and contractual arrangements with third parties regarding operation of the Terminal

System, (C) compliance by Lessee with its obligations under this Lease, or (D) compliance with the requirements of this Lease regarding Tax Challenges and Permitted Lessee Contests.
(iii) Notice Prior to Execution; Special Provisions. Lessor and Lessee shall each give the other Party not less than ten (10) Business Days’ notice prior to executing any document creating, amending, assigning, restating, modifying or terminating any Record Agreement or Other Recorded Document, and in the event Lessor and Lessee disagree on the need for, or benefit or adverse effects of, any such document, Lessor and Lessee shall work together in good faith to resolve their differences, but in any event in a manner consistent with the rights and obligations of Lessor and Lessee under this Lease.

(iv)           Lessor Delegation of Enforcement Authority.  Lessor authorizes Lessee to enforce all Record Agreements and any Other Recorded Documents on Lessor’s or Lessee’s behalf, and Lessor shall reasonably cooperate and furnish any pertinent information needed toward Lessee’s enforcement of same, at no cost or expense to Lessor other than any de minimus cost or expense.

(v)           Lessee Compliance.  During the Term, Lessee shall be obligated to comply in all material respects with the terms and conditions of each of the Record Agreements and the Permitted Liens.

(b)           Creation of Liens by Lessee on Lessor’s Interest in the Leased Property.  Subject to the provisions of Sections 6.6 and 12.1, without the prior written consent of Lessor (which consent shall not be unreasonably withheld) and Lessor Lender, Lessee shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge, any Lien on Lessor’s interest in (i) the Leased Property, (ii) this Lease, or (iii) the Base Rent, the Variable Rent or any Additional Rent, in the case of subsections (i), (ii) or (iii), preceding, created by or resulting from any act or omission of Lessee or those claiming by, through or under Lessee (except Lessor and its Affiliates).  Notice is hereby given that Lessor shall not be liable for any labor, services or materials furnished or to be furnished to Lessee, or to anyone holding any of the Leased Property through or under Lessee, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Lessor in and to any of the Leased Property.  Notwithstanding the foregoing, Lessee has no liability for, or any obligation to cause to be paid or discharged, any Lien created by, through or under Lessor or any Lessor Party, other than under the terms and conditions of this Lease and any documents or instruments that are ancillary thereto.  Nothing in this Section 3.2(b) shall limit Lessee’s express rights under this Lease, including Section 3.2(a)(ii) and Article XX.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties of Lessor.  Lessor represents and warrants to Lessee as of the Effective Date as follows, it being understood and agreed that the following representations and warranties shall be deemed to be remade by a successor Lessor as of the effective date of any assignment by Lessor (and with applicable revisions to subsection (a) with respect to such successor Lessor’s organization and owners):

(a)           Existence and Ownership.  Lessor is duly organized, validly existing and in good standing under the laws of the state of Delaware, is qualified to do business and in good standing in the State of Oregon (to the extent Lessor is required to be so by Applicable Legal Requirements) and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Lease to be observed and/or performed by Lessor.

(b)           Binding Obligation. This Lease has been duly authorized, executed and delivered by Lessor, and constitutes the valid and binding obligations of Lessor enforceable against Lessor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, whether considered in a proceeding in equity or at law.

(c)          No Violations. The performance by Lessor of its obligations hereunder will not violate any provision of the Governing Documents of Lessor and, will not (i) result in a material breach of any agreement to which Lessor is a party, (ii) violate in any material respect any provision of any judgment or order binding on Lessor, or (iii) constitute a material violation by Lessor of any Applicable Legal Requirements.

4.2           Representations and Warranties of Lessee.  Lessee represents and warrants to Lessor as of the Effective Date as follows, it being understood and agreed that the following representations and warranties shall be deemed to be remade by a successor Lessee as of the effective date of any Permitted Lease Assignment:

(a)           Existence.  Lessee is duly organized, validly existing and in good standing under the law of the State of Delaware, is qualified to do business in and is in good standing in the State of Oregon and has the requisite power and authority to execute and deliver this Lease and perform its obligations hereunder.

(b)           Binding Obligation.  This Lease has been duly authorized, executed and delivered by Lessee, and constitutes the valid and binding obligations of Lessee enforceable against Lessee in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, whether considered in a proceeding in equity or at law.

(c)           Financial Statements.  The financial statements for fiscal years ended December 31, 2011, and December 31, 2012, and for the nine month period ended September 30, 2013, for ARC Terminals LP (predecessor to Lessee Guarantor), copies of which were provided to Lessor by Lessee prior to such Lessee becoming the Lessee hereunder and prior to the date of this representation, present fairly in all material respects the financial conditions and results of operations for such Person and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied for such periods, and with respect to quarterly statements, subject to normal year-end audit adjustments and absence of footnotes.

(d)           No Violations.  The performance by Lessee of its obligations hereunder will not violate any provision of the Governing Documents of Lessee and will not (i) result in a material breach of any agreement to which Lessee is a party, (ii) violate in any material respect any provision of any judgment or order binding on Lessee, or (iii) constitute a material violation by Lessee of any Applicable Legal Requirements.

ARTICLE V.
RENT

5.1           Base Rent, Variable Rent and Additional Rent.  Lessee agrees to pay to Lessor the Base Rent, Variable Rent and Additional Rent without setoff, deduction, notice or demand.  Base Rent shall be payable on the first day of each calendar month, in advance, during the Term, with the first payment payable on the Effective Date (pro-rated for the month in which the Effective Date occurs).  Variable Rent, for each month shall be payable in arrears on the first day of the third month following the end of the calendar month for which it is calculated. By way of example, Variable Rent due on June 1 would be based on the Excess Product Volume Factor calculated for the preceding month of March. Additional Rent shall be payable as called for in this Lease. If Lessee is obligated to pay Base Rent or Variable Rent, as the case may be for less than a full calendar month, Base Rent or Variable Rent, as the case may be, shall be prorated on a daily basis based upon the actual number of days in the prorated month. For the avoidance of doubt, Variable Rent which is due after the Term shall be paid by Lessee.

5.2 Account for Payment of Base and Variable Rent. All payments of Base Rent and Variable Rent shall be made to Account No. 359681349643, Account Name “CorEnergy Infrastructure Trust, Inc.”, reference “Portland Rent Payment”, attention Jennifer Duke, held at KeyBank National Association, 4910 Tiedeman Road 3rd Floor, Brooklyn, OH 44144, ABA No. 041001039, or such other account as Lessor shall advise Lessee in writing from time-to-time, but at least ten (10) Business Days before the date any payment is due.

5.3           Payment to Party Claiming Rent.  If any party other than Lessor, or subject to Section 20.1, any Lessor Lender, demands payment of Base Rent, Variable Rent or Additional Rent due hereunder and alleges its right to receive the Base Rent, Variable Rent or Additional Rent as a result of a Transfer of Lessor’s interest in this Lease or otherwise, Lessee shall not be obligated to honor the demand unless Lessee receives written instructions to do so from the party to whom Lessee is then paying Base Rent, Variable Rent or Additional Rent or shall have otherwise received evidence acceptable to Lessee of the right of the party making the demand.  So long as due notice is provided to Lessor regarding Lessee’s intention to withhold any rents due under this Lease, withholding by Lessee of Base Rent, Variable Rent or Additional Rent pending the determination of the rights of the party making the demand shall not be a default by Lessee and no interest at the Default Interest Rate or otherwise shall be due with respect to the delay pending such determination.

5.4           Past Due Rent.  If any installment of Base Rent or Variable Rent, as the case may be, is not paid when due, Lessee shall pay to Lessor (other than as provided in Section 5.3), on demand, as Additional Rent, interest on such installment from the date such installment was due to the date such installment is paid at the Default Interest Rate.  If any other Additional Rent (except for such payments as Lessee is contesting in good faith or pursuant to a Tax Challenge or a Permitted Lessee Contest) is not paid within ten (10) Business Days following written demand from Lessor to Lessee (the “Due Date for Other Additional Rent”), Lessee shall pay to Lessor, on demand, as Additional Rent, interest on such installment from the applicable Due Date for Other Additional Rent to the date such other Additional Rent is paid at the Default Interest Rate.

ARTICLE VI.
TAXES

6.1           Taxes.  Except as provided in Sections 6.2 and 6.3, the Lessee shall pay, and on written demand shall indemnify and hold each Lessor Indemnified Party harmless from, any Tax imposed on or with respect to any Lessor Indemnified Party, Lessee, the Leased Property and or any portion thereof or interest therein, by any Federal, state or local government or other taxing authority in the United States in connection with or relating to (i) the construction, financing, refinancing, purchase, acquisition, acceptance, rejection, delivery, nondelivery, transport, ownership, assembly, possession, repossession, operation, use, condition, maintenance, repair, sale, dismantling, return, abandonment, preparation, installation, storage, replacement, redelivery, manufacture, leasing, subleasing, modification, transfer of title, rebuilding, rental, importation, exportation or other application or disposition of, or the imposition of any Lien created as a result of the failure of Lessee to make a payment under this Lease (or incurrence of any liability to refund or pay over any amount as a result of any Lien) on, the Leased Property or any portion thereof or interest therein, including any franchise, sales or use tax, (ii) any payment of Base Rent,

Additional Rent, Variable Rent or the receipts or earnings arising from or received with respect to the Leased Property or any portion thereof or any interest therein or any applications or dispositions thereof, (iii) any other amount paid or payable pursuant to this Lease, (iv) this Lease or any other portion of Leased Property or such interest therein, (v) all or any of this Lease, any other documents contemplated hereby, and amendments and supplements hereto or (vi) otherwise with respect to or in connection with this Lease.

6.2 Payment. In the event that any Taxes against any of the Leased Property may be paid in installments, Lessee shall have the option to pay such Taxes in installments; and in such event, Lessee shall be liable only for those installments which become due and payable during the Term and which accrue or arise with respect to the Leased Property during the Term. Lessee shall prepare and file all tax reports required by Governmental Authorities which relate to the Taxes which accrue or arise with respect to the Leased Property during the Term.  Lessee shall be deemed to have satisfied its obligation to pay Taxes as required hereby by paying such Taxes before the earlier of the date (i) any penalty (other than non-delinquent interest) accrues thereon, or (ii) any Lien is imposed against any Leased Property pursuant to Applicable Legal Requirements as a result of such failure (excluding Liens arising and attaching as a matter of law prior to the date such Taxes are due).

6.3           Exclusions from Taxes . Notwithstanding the foregoing and for the avoidance of doubt, in no event will Lessee be required to pay, and the term “Taxes” shall exclude any and all of the following (collectively, the “Excluded Matters”).

(a)           net income taxes (however denominated), gross receipts, net receipts or gross income taxes (however denominated, that are imposed in lieu of net or gross receipts or income taxes) of Lessor or any Affiliate of Lessor; and

(b)           so long as no Lessee Event of Default shall have occurred and be continuing, any tax imposed with respect to the sale, exchange, financing or other disposition by Lessor or any Affiliate of Lessor, in whole or in part, of the Leased Property or Lessor’s interest in this Lease; and

(c)           taxes on, or with respect to or measured by the capital or net worth of Lessor or any Affiliate of Lessor or in the nature of a use, or margin tax or a tax for the privilege of doing business; and

(d)           taxes imposed with respect to any period after the Term; and

(e)           excess profits taxes, accumulated earnings taxes, capital gains taxes, succession or estate taxes or personal holding company taxes; and

(f)           taxes imposed as a result of any voluntary sale, financing, Transfer or other conveyance by Lessor or any Affiliate of Lessor; and

(g)           taxes that are interest, penalties or additions to tax (or similar fees or charges) that are imposed as a result of the failure of Lessor or any Affiliate of Lessor to file any return or other filing properly and timely unless such failure is caused by Lessee failing to fulfill its obligations under this Lease; and

(h)           any tax resulting from or that would not have been imposed but for the existence of Liens attributable to Lessor or any Affiliate of Lessor; and

(i)           sales, transfer, recording, mortgage and similar taxes if and to the extent Lessor is required to pay such taxes pursuant to the PSA; and

(j) assessments, charges or other matters due and owning under any Other Recorded Documents executed by, through or under Lessor in violation of this Lease; and

(k) any Tax that is being contested in accordance with the provisions of Section 6.6, during the pendency of such contest; provided, however, that such contest shall not result in any danger of sale, forfeiture or loss of the Leased Property or any portion thereof or interest therein.

6.4 Payment of Taxes. If bills or invoices in respect of a Tax are received by Lessor, Lessor shall, within ten (10) Business Days of Lessor’s receipt thereof, but in any event at least ten (10) Business Days prior to the due date for the related Tax (provided that Lessor has received such bill or invoice prior to ten (10) Business Days preceding such due date), deliver to Lessee any bill or invoice with respect to any Tax.  All taxing authorities shall be instructed to send all Tax invoices to Lessee.  Within thirty (30) days after Lessor or Lessee has received confirmation of payment on account of Taxes, such Party shall provide to the other Party a copy of such confirmation that such Tax was paid.

6.5           Abatements.  For the purpose of determining payments due from Lessee under this Article VI, Taxes shall be the Taxes assessed until such time as the Taxes are reduced by abatement, refund or rebate.  If any abatement, refund or rebate is granted, the Taxes, as applicable, shall be the Taxes as so reduced.  Any rebate, refund or abatement received subsequent to payment of such Taxes by Lessee shall be refunded to Lessee by Lessor within ten (10) Business Days of receipt by Lessor, even if the abatement is received after the expiration or earlier termination of this Lease, and such obligations shall survive termination of this Lease.  If Lessor or any taxing authority applies any rebate, refund or abatement as a credit against Taxes due for a period following the termination of this Lease, then the rebate, refund or abatement shall be deemed received by Lessor upon granting of the rebate, refund or abatement.  If Lessor or any taxing authority fails to refund any rebate, refund or abatement to Lessee within thirty (30) days after receipt (other than any rebate, refund or abatement that will be applied as a credit against Taxes due for another period), Lessee shall be entitled to interest calculated at the Default Interest Rate from the date payment was due until the date payment is made.  Any rebate, refund or abatement realized by Lessor prior to payment of the Taxes by Lessee shall result in the immediate reduction of Taxes then due from Lessee to Lessor.

6.6           Right to Contest Taxes.  Lessee shall have the right to file and prosecute to completion an application contesting the amount, validity, or application of any Taxes, contesting the assessed value of all or any portion of any Leased Property, or seeking an abatement of any Taxes (any such application, a “Tax Challenge”) either in its own name or in the name of Lessor, at no cost or expense to Lessor other than any de minimus cost or expense and throughout all administrative and judicial proceedings (trial court and all appeals) until there is a final, nonappealable determination.  Lessee may discontinue a Tax Challenge at any time.  If Lessee files or prosecutes a Tax Challenge, Lessor and its Affiliates shall cooperate and furnish any pertinent information needed for the Tax Challenge, at no cost or expense to Lessor other than any de minimus cost or expense.  Lessee shall be entitled to be reimbursed out of the award for the reasonable costs and expenses occurred in connection with a Tax Challenge.  Lessor shall not have the right to file a Tax Challenge with respect to any Taxes accruing during the Term unless the taxing authority requires the Tax Challenge to be filed by Lessor and Lessee requests Lessor to do so.  Lessor shall immediately provide Lessee with a copy of any notices or demands from any Governmental Authority or other Persons which concerns Taxes.  Upon request of Lessor at any time or from time-to-time, Lessee shall provide a written report to Lessor regarding the status of any such Tax Challenge.

In no event shall the manner in which Lessee pursues any Tax Challenge exacerbate in any respect the risk to Lessor of civil or criminal liability, penalty or sanction, in addition to such risks as may exist for the matters that are the subject of the Tax Challenge prior to such Tax Challenge, and except for liabilities, penalties or sanctions for which Lessee may, and in fact does, post a bond. Further, the manner in which Lessee pursues a Tax Challenge shall not exacerbate in any respect the risk to Lessor of defeasance of its interest in the Leased Property in addition to the risk of such defeasance as may exist for the matters that are the subject of the Tax Challenge prior to such Tax Challenge and except for such risk which Lessee may, and in fact does, bond around. Lessee agrees that Lessee shall use commercially reasonable efforts to diligently prosecute any such Tax Challenge to a final conclusion, except that Lessee shall have the right to attempt to settle or compromise such contest through negotiations and to discontinue any such Tax Challenge at any time. Lessee shall promptly after the final determination of such Tax Challenge, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.

ARTICLE VII.
CONDITION OF LEASED PROPERTY; MAINTENANCE

7.1           Lessee Maintenance of Leased Property.  During the Term, Lessee shall (a) maintain the Leased Property in Good Condition and Repair, subject to the provisions of Articles X, XV and XVI, and (b) pay all maintenance and operating costs of the Leased Property in the ordinary course of business.  Lessee waives any right to (i) require Lessor to maintain, repair, replace or rebuild all or any part of the Leased Property or (ii) make repairs at the expense of Lessor pursuant to any Applicable Legal Requirements at any time in effect.  Subject to Permitted Lessee Contests and the other provisions of this Lease, Lessee, at its own expense, will make (or cause to be made) such alterations and modifications in and additions to the Improvements and Personal Property as may be required from time-to-time to satisfy Applicable Legal Requirements in all material respects in a manner consistent with Article X.

7.2           No Trespass.  Lessor authorizes Lessee to enforce any no trespass actions regarding any Real Property and to initiate any proceedings to remove any third parties from the Land which Lessee, in Lessee’s reasonable business judgment, deems necessary or appropriate for Lessee’s continued quiet enjoyment of the Leased Property.  Lessee shall give Lessor notice when exercising rights under this Section 7.2.

ARTICLE VIII.
UTILITIES

8.1           Payment of Utility Charges.  Lessee shall contract for, in its own name, and pay when due, all charges for the connection and use of water, gas, electricity, and other utility services, if any, supplied to the Leased Property during the Term.  Under no circumstances shall Lessor be responsible for any interruption of any such utility service unless caused by the gross negligence or willful acts or omissions of Lessor.  If utilities serving the Leased Property are so disrupted on account of the gross negligence, or willful act or omission of Lessor, Lessor shall promptly restore the utilities at Lessor’s sole cost and expense.  The term “negligence” as used in this Section 8.1 shall not include negligence imputed as a matter of law to Lessor solely by reason of Lessor’s failure to act in respect of matters which are or were the obligation of Lessee under this Lease or solely as a result of Lessor’s ownership of the Leased Property.

ARTICLE IX.
USE

9.1            Lessee Use. The Leased Property may be used for any use permitted by Applicable Legal Requirements, but subject to the restrictions in that certain Equitable Servitude and Easement dated

 March 1, 2005 by and between Chevron U.S.A, Inc. and Paramount of Oregon, Inc. During such time as this Lease is in effect, Lessee shall, at Lessee’s sole cost and expense and subject to Permitted Lessee Contests, comply in all material respects with all Applicable Legal Requirements now or hereafter in force relating to or affecting the Leased Property and Lessee’s use, occupancy, operation, maintenance, alteration and/or improvement thereof. Notwithstanding the preceding or any other provision of this Lease to the contrary, (a) Lessor shall be fully responsible for any violation of Applicable Legal Requirements caused at any time by any Lessor and (b) Lessee shall have no responsibility for any such matter described in subsection (a). Lessee shall have the right to delay making the changes, alterations and/or additions Lessee is responsible for making pursuant to the immediately preceding provisions of this Section 9.1 while Lessee is contesting in good faith the action or actions being taken by a Governmental Authority pursuant to a Permitted Lessee Contest.

9.2           Operating Requirement.  In no event shall Lessee be obligated to keep all or any part of any Leased Property operating during the Term.  If Lessee discontinues operations, Lessee shall comply in all material respects with all Applicable Legal Requirements and otherwise comply in all material respects with the terms and conditions of this Lease except as to the continuing operation of the Leased Property.  If Lessee discontinues operations, Lessee shall secure the Terminal System in a manner approved by Lessor.  Notwithstanding anything herein to the contrary, Lessee shall pay the Base Rent, Variable Rent and Additional Rent as and when due under this Lease during any period in which Lessee discontinues operations in whole or in part.

ARTICLE X.
PERMITTED CAPITAL IMPROVEMENTS, PARTS

10.1           Permitted Capital Improvements.

(a)           Permitted Capital Improvements.  Notwithstanding anything set forth in this Lease, Lessee, at its own expense and without Lessor’s approval, shall have the right, at any time and from time-to-time as Lessee deems necessary or desirable, to make Permitted Capital Improvements.  Any Lien created by the financing of any such improvements that are Non-Removable Additions shall be subordinated to any Lessor Lender Lien.

(b)           End of Term Ownership.  If Lessee proposes to construct Permitted Capital Improvements that are not readily removable or cannot be detached from the Terminal System without adversely affecting the structural integrity or functionality of the Terminal System (each, a “Non-Removable Addition”), Lessee shall provide Lessor written notice thereof.  If Lessee proposes to construct Permitted Capital Improvements that are not Non-Removable Additions (each, a “Removable Addition”), Lessee shall provide Lessor written notice thereof.  At the end of the Term, (i) all Non-Removable Additions will become the property of Lessor without compensation or reimbursement to Lessee, and (ii) all Removable Additions may be removed by Lessee from the Terminal System unless otherwise agreed by Lessor in writing, and Lessee shall repair any damage to the Leased Property caused by such removal.  The transfer of all such property to Lessor at the end of the Term (A) shall, subject to Section 18.1, be made on an AS IS WHERE IS basis, without any express or implied warranties from Lessee other than special warranties of title (except as otherwise expressly agreed between the parties at the time of such transfer), provided, however, that such conveyance shall in any event be made by Lessee to Lessor free and clear of (I) any Liens placed on the Leased Property by, through or under Lessee, and (II) any Other Recorded Documents executed by, through or under Lessee in violation of this Lease, and (B) shall be evidenced by Lessee’s execution of such deeds, bills of sale, or other appropriate documents conveying title to such property as Lessor and Lessee may reasonably agree, consistent with subsection (A) of this sentence.

10.2          Replacement of Parts. Lessee may, at its own cost and expense, remove in the ordinary course of maintenance, service, repair, overhaul or testing, or as otherwise required or permitted by this Lease, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use. Lessee will, at its own cost and expense, replace any such Parts as is necessary to maintain the Leased Property in accordance with the standards for Lessee’s maintenance obligations as set forth in Section 7.1 of this Lease. All replacement Parts shall be in as good operating condition as, and shall have a value (including the residual value), utility and remaining useful life at least equal to the Parts replaced, assuming such replaced Parts were in condition and repair required to be maintained by, and otherwise in compliance with, the terms of this Lease (nothing in this Lease, however, shall be construed to require Lessee to replace any Parts having a useful life adequate to operate the Leased Property through the end of the Term).  All Parts at any time removed from any item or portion of the Leased Property shall remain the property of Lessor until such time as such Parts shall be replaced by Parts which have been incorporated or installed in or attached to such item or portion of the Leased Property and which meet the requirements for replacement Parts specified above.  Immediately upon any replacement Part becoming incorporated into or installed in or attached to any item or portion of the Leased Property, without further act (except in the case of replacement property temporarily installed on an emergency basis), (a) title to such replacement Part shall thereupon vest in Lessor, (b) such replacement Part shall become subject to this Lease and be deemed part of the Leased Property for all purposes to the same extent as the Parts originally incorporated or installed in or attached to the Leased Property, and (c) title to the removed Part shall thereupon vest in Lessee AS IS WHERE IS, free and clear of all rights of Lessor, and shall no longer be deemed a part of the Leased Property.  Notwithstanding the foregoing, “Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings, spare parts, and other equipment and property of whatever nature which constitute a portion of the Improvements or Personal Property and any replacements or substitutions therefor made under this Section 10.2.  “Parts” shall not in any event include (i) any Lessee Property, (ii) removed Parts as provided in subsection (c), above, or (iii) any Permitted Capital Improvements and Additional Lines, which Permitted Capital Improvements and Additional Lines shall be governed by Section 10.1, above.  Title to replacements and substitutions for Parts made under this Section 10.2 shall remain a portion of the Leased Property.

10.3           Lessor Capital Improvements Construction.  Lessee agrees that Lessor shall have the exclusive right to, and Lessor has agreed to, construct and pay for the Project Improvements in accordance with the Project Management Agreement.  Lessor and Lessee agree that total Project Costs are estimated to be Ten Million dollars ($10 million) (“Base Cost”), and that the target completion date of such construction is July 1, 2014.

By no later than the 21st day of July 2014, Lessor will provide Lessee with written notice of Project Costs incurred by Lessor for the Project Improvements.  Beginning the month of August 2014 and for each month thereafter during the Term, monthly Minimum Rent will increase by one-twelfth of 11.5% of the Project Costs set forth in such notice.  If additional Project Costs are incurred by Lessor for the Project Improvements, Lessor will provide Lessee with written notice of such costs by no later than the 21st day of any month, and beginning the next month and for each month thereafter during the Term, monthly Minimum Rent will increase by one-twelfth of 11.5% of the costs set forth in such notice.  However, the total amount of Project Costs set forth in all such notices provided under this Section 10.3 shall not exceed the Base Cost, and therefore the total increase in monthly Minimum Rent shall not exceed $95,833 [i.e., ($10 million * 11.5%) / 12].

For the avoidance of doubt, Lessor and Lessee agree that Lessor shall be the owner of, and Lessee shall be the Lessee of, the Project Improvements, which shall be part and parcel of the Terminal System.

ARTICLE XI.
REGULATORY ISSUES

11.1         Lessee’s Rights. Except (i) as provided in Section 11.2, below, and (ii) to the extent Lessor is required to engage in such communications by Applicable Legal Requirements which are not the subject of a Permitted Lessee Contest and after consultation with Lessee regarding Lessor’s concern that Lessor’s communication with Governmental Authorities is required by Applicable Legal Requirements, but notwithstanding any other provision of this Lease to the contrary:

(a)           Leased Property.  Lessee shall have the right and obligation to (I) deal with all Governmental Authorities, and (II) conduct all regulatory proceedings, governing or affecting the Leased Property or the ownership, use or operation thereof.

(b)           Lessee Property.  Lessee shall have the right and obligation to (I) deal with all Governmental Authorities, and (II) conduct all regulatory proceedings, governing or affecting the ownership, use or operation of the Lessee Property.

At Lessee’s request, Lessor shall execute all such documents and take all such action as may be necessary to ensure and/or evidence Lessee’s rights under this Section 11.1 unless, in Lessor’s reasonable and good faith judgment, such documents or actions will directly result in payments required to be made by Lessor which Lessee is unwilling to pay on behalf of Lessor and, upon such determination by Lessor and prior to taking any such action, Lessor shall promptly notify Lessee in writing of such determination by Lessor, and Lessor and Lessee shall work diligently and in good faith to resolve their differences with respect to the requested action or document(s).  Notwithstanding the foregoing, Lessor shall in any event be required to execute such documents and take all such actions as may be required for Lessee to pursue a Tax Challenge or a Permitted Lessee Contest.

11.2           Lessor’s Rights.  Notwithstanding the foregoing Section 11.1, but subject in any event to Lessee’s right to pursue Tax Challenges and Permitted Lessee Contests, if Lessor determines, in Lessor’s reasonable judgment, that Lessee has not taken sufficient action to protect the interests of Lessor in regard to any such regulatory matter (including, without limitation, regulatory proceedings) with respect to the Leased Property, upon prior written notice to Lessee, Lessor may take such action as may be necessary in order for Lessor to be and remain in compliance with Applicable Legal Requirements as they relate to Lessor and the Leased Property.  Lessor shall promptly provide Lessee with a copy of any notices or demands received by Lessor from any Governmental Authority which concerns any Applicable Legal Requirement.

11.3           No Application to Condemnation.  Lessor and Lessee acknowledge and agree that the provisions of this Article XI shall not prohibit Lessor from cooperating in condemnation proceedings as required by Article XVI.

ARTICLE XII.
MECHANIC’S LIENS

12.1           Lessee’s Obligations.  If any mechanic’s, materialmen’s or other Liens against any of the Lessor’s interest in the Leased Property in connection with any materials, labor or equipment furnished or claimed to have been furnished to or for any Lessee Party are filed against Lessor’s interests in the Leased Property on account of action or inaction by any Lessee Party (including by Lessee in its capacity as Lessor’s construction agent for Removable Additions or Non-Removable Additions under Article X, other than any such Liens filed as a result of materials, labor or services for Removable Additions or Non-Removable Additions and for which Lessor has failed to pay the cost of such materials, labor or services), then Lessee shall promptly cause such Lien to be discharged (whether by payment or bond), or, if Lessee desires to contest the Lien, Lessee may do so as long as the enforcement of the Lien is stayed pursuant to a Permitted Lessee Contest, and (b) if a Lessor Lender requires Lessor’s interest in the Leased Property to be free of such mechanic’s or materialmen’s liens, then upon request of Lessor or such Lessor Lender, Lessee shall either discharge the Lien or post a bond sufficient to cover the amount of the Lien and interest, penalties and costs that will be payable to discharge the Lien assuming its validity.

12.2         Lessor’s Obligations. Lessor shall not permit any mechanic’s, materialmen’s or other Liens against any Leased Property in connection with any materials, labor or equipment furnished, or claimed to have been furnished, to or for Lessor, and if any such Liens shall be filed against any Leased Property on account of any action or inaction by Lessor (other than any action or inaction alleged against Lessor resulting from the failure of Lessee to perform its obligations hereunder), Lessor shall cause the Lien to be discharged, provided that if Lessor desires to contest any such Lien (whether by payment or bond), it may do so as long as enforcement of the Lien is stayed pursuant to a Permitted Lessor Contest.

ARTICLE XIII.
LESSEE PROPERTY

13.1           No Lien.  Lessee is and shall remain the owner of the Lessee Property, other than Non-Removable Additions at the end of the Term as provided in Section 10.1(e).  Lessor shall not have any Lien on any of the Lessee Property for the performance of Lessee’s obligations under this Lease or otherwise.  LESSOR WAIVES AND DISCLAIMS ALL STATUTORY AND CONTRACTUAL LIEN RIGHTS IN LESSEE PROPERTY NOW OR HEREAFTER PLACED AT OR WITH THE LEASED PROPERTY.  Lessor agrees to execute an agreement with Lessee or Lessee’s lender to evidence such waiver of Lessor’s Lien rights in Lessee Property and, following a default by Lessee under any Lessee mortgage, allow Lessee’s lender access to the Leased Property to seize and remove Lessee Property subject to the terms of such agreement, provided that the form and substance of any such agreement is reasonably satisfactory to Lessor, Lessee and Lessee’s lender (including in such agreement reasonable conditions and time periods within which such Lessee Property may be removed).  Lessee shall have the right to remove Lessee Property at any time or times during the Term and for a period of thirty (30) days after the expiration of the Term, without any obligation to pay Lessor holdover rent under Section 26.4.

13.2           Sole Risk of Lessee.  All of Lessee Property is at Lessee’s sole risk and if any of the Lessee Property is destroyed or damaged other than as a result of the gross negligence or willful misconduct of a Lessor Party, no part of the destruction or damage shall be the responsibility of Lessor.  If the damage is caused by the gross negligence or willful misconduct of a Lessor Party, Lessor shall be responsible for any damage or destruction, subject, however, to the waiver of subrogation provisions of Section 14.4.  The term “negligence” as used in this Section 13.2 shall not include negligence imputed as a matter of law to Lessor solely by reason of Lessor’s failure to act in respect of matters which are or were the obligation of Lessee under this Lease or solely as a result of Lessor’s ownership of the Leased Property.

13.3           Lessee’s Ability to Grant Liens on Lessee Property and Lessee’s Interest in Lease.  Nothing contained in this Lease shall be deemed to limit or otherwise restrict Lessee’s ability to grant a Lien on Lessee Property or Lessee’s interest in this Lease, in any such case to a lender not Affiliated with Lessee for the purpose of securing indebtedness of Lessee or its Affiliates to such lender.  Lessor acknowledges and agrees, following a default by Lessee under any Lessee mortgage, to allow Lessee’s lender access to the Leased Property to seize and remove all or any of the Lessee Property and Lessor agrees to execute an agreement with Lessee’s lender to evidence such right as provided in Section 13.1.

ARTICLE XIV.
INSURANCE

14.1          Insurance Coverage. Subject to Section 14.3 below, from and after the Effective Date, Lessee shall maintain with respect to the Leased Property and the Pipeline System at all times during the Term, at no cost or expense to Lessor, the following types and amounts of insurance:

(a)            Liability Insurance. Commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Leased Property and/or the Pipeline System, which insurance shall (i) be written on an “Occurrence Basis”, and shall provide minimum protection with a combined single limit in the amount of $1,000,000 per occurrence and $2,000,000 annual aggregate; and (ii) include premises and operations liability coverage, products and completed operations liability coverage, and blanket contractual liability coverage.  In addition, Lessee shall maintain auto liability insurance in an amount not less than $1,000,000.  Any policy hereunder shall include the following endorsements:  30 days written notice of cancellation to Lessor and its lenders (or 10 days in the event of non-payment), and coverage for injury to leased workers.

(b)           Worker’s Compensation and Employer’s Liability Insurance.  Worker’s Compensation and Employer’s Liability Insurance in accordance with all applicable federal and state law, which shall cover all Lessee’s personnel, invitees, sublessors, guests, consultants, and similar Persons performing under this Lease, with an Employer’s Liability limit shall of not less than one million Dollars ($1,000,000) or such greater amount as may be required by law.  Any policy will include the following endorsements or equivalents on an “if any” basis or as noted:

(i)           Longshore and Harbor Workers’ Compensation Act Coverage Endorsement (WC 00 01 06 A);

(ii)           Outer Continental Shelf Lands Act Coverage Endorsement (WC 00 01 09 B);

(iii)           Alternate Employer Endorsement (WC 00 03 01 A);

(iv)           Voluntary Compensation and Employers Liability Coverage Endorsement (WC 00 03 11 A); And

(v)           Workers Compensation Insurance Plan--Other States Endorsement (WC 00 03 24) - Listing all other states where Lessor does not have operations.

(c)           Property Insurance.  “All Risk” Insurance, equal to the full replacement value (as declared) of the Terminal System, which shall be payable in case of loss and held, paid or applied as provided in Section 15.1 hereof.  The policy shall provide that no act or omission of any Person named as insured shall invalidate the interest of, or be a defense against, any other Person named as insured.  Lessor and all Lessor Lenders shall be shown as “loss payee” and such insurance shall include the following coverages:  agreed amount valuation, sixty days written notice of cancellation to Lessor and all Lessor Lenders (or ten days in the event of non-payment), earthquake for at least $20,000,000 for each occurrence, coverage for underground equipment at least $20,000,000, flood for at least $30,000,000, Lessor and all Lessor Lenders to be provided mortgagee status.

(d)           Excess Liability Insurance.  Excess Liability Insurance covering liabilities arising out of operations worldwide, with a combined minimum limit of not less than $25,000,000 over and above the primary liability limits of all underlying insurance policies as required in this Section.

(e)          Builders Risk Insurance. For any alteration, addition, repair or replacement to the Leased Property or the Pipeline System by Lessee (but excluding any Removable Additions or Non-Removable Additions for which Lessee is acting as Lessor’s construction agent under Article X) for which the estimated cost exceeds $500,000, completed value builder’s risk insurance or similar insurance upon the entire work for the full insurable value replacement cost coverage. Coverage shall include hot and cold testing for at least three months for a limit of at least 15% of the total completed limit.  Lessor and Lessee acknowledge and agree that the coverage required hereunder may be provided through a combination of policies that is different than those described above.  In addition, Lessee may, at its election, maintain insurance covering additional casualties and events.

14.2           Environmental Insurance.  Subject to Section 14.3 below, from and after the Effective Date, Lessee shall maintain with respect to the Leased Property and the Pipeline System at all times during the Term, at no cost or expense to Lessor, Pollution and Premises Liability Insurance for the protection of the Leased Property and the Pipeline System, with an aggregate policy limit of at least $25,000,000 and an excess policy limit of $25,000,000.

14.3           Insurance Requirements Generally.  The insurance required by Section 14.1 shall be written by companies having an A.M. Best Insurance Reports rating of not less than “A-“ and a financial size category of at least “VII”, and all such companies shall be authorized to do an insurance business in the State of Oregon, or as otherwise agreed to by Lessor.  All insurance policies required to be maintained pursuant to the terms of this Lease (other than the Worker’s Compensation Insurance), shall be endorsed to name Lessor and its successors and assigns as additional named insureds and to provide that such insurance shall be primary over any insurance that may be maintained by Lessor, and, except during the Term (when all insurance proceeds are delivered and paid to Lessee, as loss payee).  All insurance required by this Article may be blanket with other insurance maintained by Lessee or any Affiliate of Lessee and may be effected by any combination of basic and excess or umbrella coverage provided: (i) the total amount of the insurance available shall be at least the protection equivalent of separate policies in the amounts required; and (ii) in all other respects, all of the policies shall comply with the applicable provisions of this Article.

Lessee shall pay as they become due all premiums for the insurance required by this Article XIV, shall renew or replace each policy if required to comply with the insurance requirements of this Lease, and shall deliver to Lessor a certificate or other evidence of the existing policy and any renewal or replacement policy (on an ACORD 27 form, in the case of property insurance, and on an ACORD 25 form, in the case of liability insurance, and, in either case, otherwise reasonably satisfactory to Lessor, to the extent reasonably available) as soon as available, but in any event not later five (5) Business Days after the date the new coverage is effective (it being understood that in no event shall Lessee allow any insurance coverage to lapse if and to the extent such insurance is necessary to comply with the requirements of this Lease).  In the event of Lessee’s failure to comply with any of the foregoing requirements of this Article XIV within five (5) Business Days of the giving of written notice by Lessor to Lessee (or such shorter period as may be required to maintain the insurance required by this Article XIV in full force and effect), Lessor shall be entitled to procure such insurance.  Any sums expended by Lessor in procuring such insurance shall be Additional Rent and shall be repaid by Lessee upon written demand therefor by Lessor, together with interest thereon from the applicable Due Date for Other Additional Rent at the Default Interest Rate.

14.4           Waiver of Subrogation.  Each of Lessor and Lessee hereby releases the other from any and all liability for loss or damage caused by fire or any of the extended coverage casualties or any other casualty which shall be brought about by the fault or negligence of the other party or any persons for whom such other party is responsible, provided that this release shall be in force and effect only with respect to loss or damage occurring during such time as the respective party’s policies of property insurance shall contain a clause to the effect that this release shall not affect such policies or right of the releasing party to recover thereunder, and the release shall apply only to the extent of the releasing party’s insurance coverage, provided that, with respect to Lessee’s release of Lessor hereunder. Any insurance policy held by Lessee or Lessor, to the extent that waiver is reasonably and customary for the policy in question, shall include a waiver of subrogation clause so long as the same is obtainable. Nothing herein shall be deemed an obligation on the part of Lessor to maintain any insurance and any insurance maintained by Lessor shall serve as excess coverage.

14.5           No Release from Liability.  Except as provided in Section 14.4, nothing in this Article XIV shall be deemed to release either party from liability for damages resulting from the negligence or willful misconduct of such party or from responsibility for repairs necessitated by such negligence or willful misconduct.  By requiring insurance as provided herein, neither Lessor nor Lessee represents that coverage and limits will necessarily be adequate to protect Lessee or Lessor, and such coverage and limits shall not be deemed as a limitation of the liability of Lessee or Lessor under any indemnification provisions in this Lease.  Failure of Lessor to demand such certificate or other evidence of full compliance with these insurance requirements or failure of Lessor to identify a deficiency from evidence that is provided shall not be construed as a waiver of Lessee’s obligation to maintain such insurance.

ARTICLE XV.
FIRE AND OTHER CASUALTY

15.1           Fire and Other Casualty.

(a)           General Provisions.  If all or any part of the Leased Property is damaged or destroyed by fire or other casualty during the Term, then Lessee shall give prompt notice of such event to Lessor and Lessee shall, at Lessee’s cost and expense, promptly thereafter repair, restore or replace the Leased Property, or any such part thereof, to substantially the same condition it was in immediately prior to the casualty (subject to any changes to all or any such part of the Leased Property that Lessee intends to make to the extent permitted under this Lease).  Notwithstanding any such fire or other casualty, this Lease shall remain in effect following such fire or other casualty, the rights and obligations of Lessor and Lessee shall remain in effect without abatement, all Base Rent shall continue unabated, and subject to Section 15.2, below, all Casualty Proceeds recovered on account of any damage or destruction to all or any part of the Leased Property by fire or other casualty shall be paid to Lessee.

15.2           Restoration Conditions.  Lessee’s repair, restoration or replacement of the Leased Property shall be subject to the following requirements:

(a)           Payment of Casualty Proceeds to Lessee.  All Casualty Proceeds shall be paid to Lessee.

(b)           Repair Costs in Excess of $3,000,000.  If the cost of such repairs, restoration or replacement as a result of a casualty exceeds $3,000,000 with respect to such casualty, (A) Lessee shall provide to Lessor and Lessor Lender (or the agent for such Lessor Lender if requested in writing by Lessor) such reasonable documentation related to such repairs, restoration or replacement as Lessor and Lessor Lender (or the agent for such Lessor Lender if requested in writing by Lessor) may reasonably request to confirm that such repairs, restoration or replacements have been made in the manner required by this Lease, (B) if such repairs, restoration or replacement have not been completed within one hundred eighty (180) days following the date of such casualty, Lessee shall pay to the Lessor the amount by which the total cost of such repairs, restoration or replacement exceeds $3,000,000, reduced by repairs, restoration and replacement costs in excess of $3,000,000 completed and paid as of such date, which amounts shall be held and disbursed by such Lessor Lender to Lessee as such repairs, restoration or replacements progress, and (C) Lessor and Lessor Lender (or the agent for such Lessor Lender if requested in writing by Lessor) will have the right to inspect the Leased Property during normal business hours and after prior reasonable written notice, with Lessee’s representative present and upon the condition that Lessor and Lessor Lender (or the agent for such Lessor Lender if requested in writing by Lessor) comply with Lessee’s rules and regulations, including safety, (I) to inspect the damage, and (II) to confirm that such repairs, restoration or replacements are being or have been made in the manner required by this Lease; provided that no such inspection shall interfere with the normal operation of the Leased Property or the business of Lessee or its Affiliates.

ARTICLE XVI.
CONDEMNATION

16.1           Condemnation Damages and Awards.  Except to the extent Lessor may be required to make the same available to Lessee under this Article XVI and as otherwise set forth in this Article XVI, Lessee assigns to Lessor any and all rights it may have to any Taking Proceeds and agrees to execute such instruments as may be requested by Lessor to evidence the assignment of such Taking Proceeds to Lessor.  Notwithstanding the foregoing, Lessee may make a separate claim for any damages payable for any of the Lessee Property, any so-called special damages to Lessee for interruption to Lessee’s operations or otherwise, any damages for relocation, or any damages for Lessee’s leasehold interest (collectively, the “Lessee Condemnation Proceeds”), and none of such Lessee Condemnation Proceeds shall constitute Taking Proceeds.  Notwithstanding any Taking, this Lease shall remain in effect, and the rights and obligations of Lessor and Lessee shall remain in effect without abatement.  Lessor and Lessee shall cooperate in good faith to maximize the Taking Proceeds consistent with the terms of this Lease.

16.2           General Taking Provisions.  If all or any part of the Leased Property is subject to a Taking during the Term, then Lessee shall give prompt notice of such event to Lessor and except as otherwise provided in this Article, Lessee shall, at Lessee’s cost and expense, promptly thereafter repair, restore or replace the Leased Property, or any such part thereof, to substantially the same condition it was in immediately prior to the Taking (subject to any changes to all or any such part of the Leased Property that Lessee intends to make to the extent permitted under this Lease).  This Lease shall remain in effect following such Taking, the rights and obligations of Lessor and Lessee shall remain in effect without abatement, all Base Rent shall continue unabated, and all Lessee Condemnation Proceeds and, subject to Section 16.3, below, Taking Proceeds recovered on account of such Taking shall be paid to Lessee.

16.3           Restoration Conditions.  Lessee shall repair, restore or replace the Leased Property damaged as a result of such Taking, as and to the extent required by Section 16.2 and the Taking Proceeds shall be paid as follows:

(a)           Payment of Taking Proceeds to Lessee.  All Taking Proceeds shall be paid to Lessee.

(b)           Repair Costs in Excess of $3,000,000.  If the cost of repairs, restoration or replacement of the Taking exceeds $3,000,000 with respect to such Taking, (A) Lessee shall provide to Lessor and Lessor Lender (or the agent for such Lessor Lender if requested in writing by Lessor) such reasonable documentation related to such repairs, restoration or replacement as Lessor and Lessor Lender (or the agent for such Lessor Lender if requested in writing by Lessor) may reasonably request to confirm that such repairs, restoration or replacements have been made in the manner required by this Lease, (B) if such repairs, restoration or replacement have not been completed within one hundred eighty (180) days following the date of such Taking, Lessee shall pay to the Lessor the amount by which the total cost of such repairs, restoration or replacement exceeds $3,000,000, reduced by repairs, restoration and replacement costs in excess of $3,000,000 completed and paid as of such date, which amounts shall be held and disbursed by such Lessor Lender to Lessee as such repairs, restoration or replacements progress, and (C) Lessor and Lessor Lender (or the agent for such Lessor Lender if requested in writing by Lessor) will have the right to inspect the Leased Property during normal business hours and after prior reasonable written notice, with Lessee’s representative present and upon the condition that Lessor and Lessor Lender (or the agent for such Lessor Lender if requested in writing by Lessor) comply with Lessee’s rules and regulations, including safety, (I) to inspect the damage, and (II) to confirm that such repairs, restoration or replacements are being or have been made in the manner required by this Lease; provided that no such inspection shall interfere with the normal operation of the Leased Property or the business of Lessee or its Affiliates.

(c)           Payment of Taking Proceeds.  If not already paid to Lessor or Lessor’s Lender as required by Section 16.3(b), above, upon completion of the repairs, restoration and replacement of the Leased Property damaged as a result of a Taking, Lessee shall pay to Lessor the amount by which such Taking Proceeds exceed the cost of repairs, restoration and replacement of the Leased Property by Lessee.

ARTICLE XVII.
LIMITS ON TRANSFERS, ASSIGNMENTS, LEASES AND LIENS

17.1           Assignment and Subletting by Lessee.

(a)           Lease Assignments.  At any time and from time-to-time, and without any further consent from or approval by Lessor, Lessee may cause or permit to occur a Permitted Lease Assignment.  For purposes hereof, the term “Permitted Lease Assignment” means either (i) a Lease Assignment for which (A) the successor Lessee is a Permitted Lessee Transferee, and (B) within ten (10) Business Days after the date of such Lease Assignment, Lessee provides to Lessor a copy of the written assignment of lease or similar agreement, including an assumption by the successor Lessee of the obligations of Lessee under this Lease arising from and after the date of such Lease Assignment, (ii) a Lease Assignment by foreclosure or deed in lieu of foreclosure or (iii) any other Lease Assignment approved in writing by Lessor.  Lessee shall not enter into or otherwise become subject to any Lease Assignment other than a Permitted Lease Assignment, and any Lease Assignment other than a Permitted Lease Assignment shall be null and void ab initio.

(b)           Subleases.  At any time and from time-to-time, and without any consent from or approval by Lessor, Lessee may enter into a Permitted Sublease.  For purposes hereof, the term “Permitted Sublease” means a Sublease which is either (i) a Sublease with a Permitted Lessee Transferee so long as within ten (10) Business Days after Lessee’s entering into any such Sublease with a Permitted Lessee Transferee, Lessee shall provide Lessor with a copy of the executed sublease agreement, or (ii) any other Sublease approved in writing by Lessor.  Lessee shall not enter into any Sublease other than a Permitted Sublease, and any Sublease other than a Permitted Sublease shall be null and void ab initio.  Renewals of any Permitted Sublease shall be deemed to be a new Sublease for purposes of this Section 17.1(b) and shall not constitute a Permitted Sublease unless such renewal otherwise qualifies as a Permitted Sublease at the time of such renewal.

(c)           Lessor Consent to Certain Proposed Permitted Lessee Transferees.

No Lessor Consent Required.  No Lessor consent shall be required with respect to any Permitted Lessee Transferee as described in the definition of the term “Permitted Lessee Transferee”.

17.2           Cure Rights Upon Assignee Default.  Notwithstanding anything to the contrary set forth in Article XXIII of this Lease or otherwise, upon the occurrence of an event or circumstance which would, with the giving of notice or passage of time, or both, constitute a Lessee Event of Default, Lessor shall not declare a Lessee Event of Default or exercise any rights or remedies on account of such Lessee Event of Default unless and until Lessor gives notice of such default to such prior Lessee(s) and their respective Lessee Guarantors and the opportunity to cure such default, within the period of time permitted under Section 23.1 of this Lease for curing such event or circumstance, but with such cure period as to such prior Lessee and such prior Lessee Guarantors beginning only upon receipt by such prior Lessee(s) or its Lessee Guarantors, as applicable, of such notice.

ARTICLE XVIII.
LESSEE’S SURRENDER OF LEASED PROPERTY

18.1           Surrender.  Upon the expiration of the Term or the earlier termination of this Lease, Lessee shall surrender to Lessor in Good Condition and Repair the Leased Property and any Permitted Capital Improvements that become Lessor’s property upon termination of this Lease as provided in Section 10.1(e) hereof, in all such cases subject to reasonable and ordinary wear and tear.  Any removal of all or any of the Lessee Property by Lessee shall be done in material compliance with Environmental Laws and other Applicable Legal Requirements, including Lessee’s obligation to file all reports and documentation required to be filed with any Governmental Authority in connection with the removal of Lessee Property, and in accordance with the requirements of Article X hereof.  Lessee shall repair any material damage to the Leased Property caused by the removal of Lessee Property.  After the expiration of the Term or the earlier termination of this Lease, neither Lessee nor Lessor shall have any rights, liabilities or obligations hereunder (except for any that survive the expiration or any earlier termination of this Lease including, without limitation, the terms and provisions of Sections 25.2, and 25.3 if and to the extent applicable).

ARTICLE XIX.
LESSOR ASSIGNMENT OF LEASE

19.1          Assignment of Lease.  Lessor may Transfer all or any portion of its right, title or interest under this Lease without the consent of the Lessee, except that an assignment to any company engaged in the terminalling, storage, throughput and/or transloading of crude oil and petroleum products shall require Lessee’s consent unless (a) a Lessee Event of Default has occurred, (b) Lessee has delivered a termination notice to Lessor under Section 25.5, or (c) Lessee has failed to exercise its Renewal Option prior to the date that is twenty-one (21) months before the Current Lease Term End.  Upon any such Transfer Lessor shall be released from all future liability in or arising out of this Lease to the extent of its assignment.

ARTICLE XX.
LEASE SUBORDINATION

20.1           No Subordination of Lessor’s Fee Simple Estate; Fee Mortgages.  Lessor shall not be required to subordinate its interest and estate in the Leased Property to any Leasehold Mortgage, or enter into or join in the execution of any Leasehold Mortgage, but Lessor shall provide Leasehold Mortgagees the protections described in this Article XX.  Lessor is entitled to encumber, from time to time, without the consent or approval of Lessee, its interest in the Land and Lessor’s interest in this Lease with such Mortgages as Lessor, in its sole discretion, deems appropriate (any such Mortgage by Lessor being hereinafter referred to as a “Fee Mortgage”); provided, however, that any Fee Mortgage shall be subject to this Lease, the rights of Lessee hereunder, the attornment of any successor Lessee to Lessor, and the rights of any Leasehold Mortgagee arising under or by virtue of this Lease (whether the Leasehold Mortgage was created before or after the Fee Mortgage), including the right, title and estate of any Leasehold Mortgagee under any new lease entered into pursuant to Section 20.3.  Lessee shall have the right to request and, Lessor shall use its commercially reasonable efforts to obtain, a non-disturbance agreement from the holder of such Fee Mortgage, in favor of Lessee and any Leasehold Mortgagee, confirming that the provisions of this Lease, including the provisions of this Section 20.1, will be honored by and binding upon any holder of a Fee Mortgagee, and further containing such other terms and conditions as such Leasehold Mortgagee shall reasonably request, including Lessor’s acceptance of Leasehold Mortgagee as lessee in the event Leasehold Mortgagee succeeds to the interest of Lessee hereunder. At the request of Lessor, Lessee agrees to cause the holder of each Fee Mortgage to be named as an additional insured to any and all insurance policies required to be carried by Lessee under Article XIV.  At the request of Lessor, and without cost to Lessee, Lessee agrees to make a good faith effort to cause any Leasehold Mortgagee to agree to disburse any insurance proceeds which would otherwise be payable to Lessor hereunder to the holder of any Fee Mortgage, subject to Lessor directing the Leasehold Mortgagee to do so in writing, which written request shall identify the holder of the Fee Mortgage and provide an address for delivery of such proceeds.

20.2           Leasehold Mortgages.  Subject to the requirements of this Article XX, Lessee may assign or encumber Lessee’s interest in the Leasehold as security for any debt or obligation of Lessee [to an Institutional Investor] by a Leasehold Mortgage containing such terms and provisions as Lessee may, in its sole discretion, deem fit and proper; provided, however, that all right, title and interest acquired by such Leasehold Mortgagee under such Leasehold Mortgage from Lessee shall be subject to this Lease and to the rights and interests of Lessor herein and to the rights of any holder of a Fee Mortgage arising under or by virtue of this Lease.  Lessor shall have the right to request and, Lessee shall use its commercially reasonable efforts to obtain, a non-disturbance agreement from any Leasehold Mortgagee, in favor of Lessor and any holder of a Fee Mortgage, confirming that the provisions of this Lease, including the provisions of this Section 20.2, will be honored by and binding upon any Leasehold Mortgagee, and further containing such other terms and conditions as the holder of a Fee Mortgage shall reasonably request, including attornment of Lessee to the holder of the Fee Mortgage in the event the holder of the Fee Mortgage succeeds to the interest of Lessor hereunder.

20.3           Protection of Leasehold Mortgagees.

(a)           New Lease.

(i)           In the event that this Lease is terminated as a result of any default by Lessee hereunder or any other cause (including, without limitation, a rejection of this Lease by Lessee’s trustee in bankruptcy pursuant to 11 U.S.C. §365 or any equivalent provision of law), Lessor shall provide each Leasehold Mortgagee with Notice that this Lease has been terminated, together with a statement of all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, then known to Lessor.  Lessor agrees, at the option of the Leasehold Mortgagee, to immediately enter into a new lease (hereinafter referred to as the “New Lease”) of the Leased Property with such Leasehold Mortgagee or its designee for the remainder of the term of this Lease with the same covenants, conditions and agreements (including, without limitation, any and all options to extend or renew the term of this Lease, but excluding any requirements which have been satisfied by Lessee prior to termination) as are contained herein, subject only to (A) the conditions of title as the Leased Property is subject to on the date of the execution of the New Lease and which do not arise from a voluntary breach by Lessor of this Lease, and (B) the right, if any, of any parties under Subleases.  Thereafter, the lessee under the New Lease shall have the same right, title and interest in and to the Leased Property as Lessee had under this Lease.  The obligations of Lessor to enter into a New Lease shall be subject to the following conditions:

(A)           Such Leasehold Mortgagee or its designee shall pay or cause to be paid to Lessor at the time of the execution and delivery of such New Lease any and all sums which would at the time of execution and delivery thereof be due pursuant to this Lease but for such termination and, in addition thereto, all expenses, including reasonable attorney’s fees, which Lessor shall have incurred by reason of Lessee’s default and such termination and the execution and delivery of the New Lease and which have not otherwise been received by Lessor from Lessee or any other party in interest under Lessee; and

(B) Such Leasehold Mortgagee or its designees shall agree to cure as soon as reasonably possible any defaults of Lessee under the terminated Lease of which Lessor shall have notified Leasehold Mortgagee other than those defaults which, by their nature, are not susceptible to cure by a Leasehold Mortgagee and which, if not cured, will not materially harm or prejudice Lessor or its rights under this Lease or in the Leased Property.

(ii)           The new lessee under any such New Lease shall be liable to perform the obligations imposed on the lessee by such New Lease only during the period such person has an ownership of the leasehold estate created by such New Lease.

(iii)           The new lessee under such New Lease shall, upon entering into such New Lease, acquire all of the right, title and interest of Lessee in and to any and all Subleases and upon the request of such new lessee, Lessee shall execute, acknowledge and deliver to such new lessee an assignment in recordable form evidencing such conveyance.

(b)           Subordination of Lessor’s Lien.  Lessor does hereby agree not to foreclose any liens or claims of lien against Lessee, the Leased Property, the Permitted Capital Improvements and all other trade fixtures and equipment of Lessee located on or in the Leased Property created pursuant to Oregon Revised Statutes Section 87.162 until such time as Lessor shall have afforded any Leasehold Mortgagee the opportunities to cure as set forth in this Article XX and neither Lessee nor such Leasehold Mortgagee has cured the same within the time limits afforded herein.

ARTICLE XXI.
INDEMNIFICATION

21.1           Indemnification by Lessee.

(a)           Lessee’s Indemnification Obligations.  Subject to the waiver of subrogation provisions in Section 14.4, the remainder of this Article XXI, and Section 26.3, and except for Losses for which Lessor is responsible pursuant to Section 21.2, Lessee, to the fullest extent permissible by Applicable Legal Requirements, agrees to indemnify, hold harmless and defend Lessor Indemnified Parties and Lessor Lender (in Lessor Lender’s capacity as such) from and against any and all Losses arising out of or based upon, in whole or in part (i) a Lease Assignment or Sublease made by Lessee in violation of this Lease, (ii) a Lessee Event of Default, (iii) any negligent acts or omissions of Lessee or any other Lessee Party with respect to this Lease or the Leased Property, (iv) the fraud, gross negligence or willful misconduct of Lessee or any Lessee Party in connection with the Leased Property or the transactions contemplated by this Lease, (v) the operation, possession, use, non-use, maintenance, modification, alteration, construction, reconstruction, restoration, condition, design or replacement of the Leased Property (or any portion thereof) by Lessee or any other Lessee Party, or (vi) the business and activities of Lessee or of any other Person permitted on or about the Leased Property by Lessee (whether as an invitee, sublessee, licensee or otherwise).

(b)           Environmental Matters Not Included.  For the avoidance of doubt, this Section 21.1 is not intended to provide any indemnification to Lessor or any Lessor Indemnified Party for any matters related to Environmental Laws or Hazardous Materials or any other matters covered by Article XXII.

21.2 Release and Indemnification by Lessor. Subject to the waiver of subrogation provisions in Section 14.3, and except for Losses for which Lessee is responsible pursuant to Section 21.1, and subject to the provisions in Article XIV and Section 26.3, Lessor, to the fullest extent permissible by Applicable Legal Requirements:

(a) Release of Lessee and Lessee Indemnified Parties. Releases Lessee and each other Lessee Indemnified Party from any Losses from any source arising out of or based upon, in whole or in part (i) any acts or omissions by any Lessor Party or Lessor Indemnified Party, (ii) any acts or omission of any Lessor Party, Lessor Indemnified Party or Lessor Lender with respect to this Lease, (iii) any Lessor Event of Default, or (iv) the fraud, gross negligence or willful misconduct of any Lessor Party or Lessor Indemnified Party in connection with the Leased Property or the transactions contemplated by this Lease; and

(b)           Lessor Indemnification of Lessee and Lessee Indemnified Parties.  Agrees to indemnify, hold harmless and defend Lessee and each other Lessee Indemnified Party from and against any and all Losses arising out of or based upon, in whole or in part (i) any acts or omissions by any Lessor Party or Lessor Indemnified Party in violation of the terms of this Lease, (ii) any Lessor Event of Default, or (iii) the fraud, gross negligence or willful misconduct of any Lessor Party or Lessor Indemnified Party in connection with the Leased Property;

Provided, however, that in the case of subsections (a) and (b) above, to the extent and in the proportion such Losses also arise out of or are based upon (A) any breach of this Lease by Lessee, (B) the fraud, gross negligence or willful misconduct of Lessee or any other Lessee Party with respect to the Leased Property, (C) Taxes for which Lessee is responsible pursuant to this Lease, or (D) breach by Lessee of any representations made by it in this Lease, then Lessor’s release and indemnification under this subsection (b) shall not apply.

21.3           Concurrent Negligence.  Notwithstanding the provisions of Section 21.1 and Section 21.2, in the event of the concurrent negligence or intentional misconduct of Lessee, any other Lessee Party or any Lessee Indemnified Party on the one hand and the concurrent negligence or intentional misconduct of Lessor, any other Lessor Party or Lessor Indemnified Party, on the other hand, a party’s (the “Indemnifying Party”) obligation to indemnify the other as set forth in this Article XXI shall be limited to the extent of the Indemnifying Party’s negligence and/or intentional misconduct (and that of the Lessee Indemnified Parties (if Lessee is the Indemnifying Party) or the Lessor Indemnified Parties (if Lessor is the Indemnifying Party)), including the Indemnifying Party’s proportionate share of reasonable costs, attorneys’ fees, and expenses incurred in connection with any claim, action, or proceeding brought with respect to such injury or damage.

21.4           Survival.  The obligations of Lessee and Lessor under this Article XXI shall survive the expiration or earlier termination of this Lease.

21.5           Claims Procedure.  In the case of any Losses asserted by an Indemnified Party under this Article XXI, such Indemnified Party shall give prompt notice thereof to the Indemnifying Party and in any event within no less than 60 days after the Indemnified Party receives notice of such assertion; provided that failure to so notify the Indemnifying Party shall not reduce the Indemnifying Party’s obligations to indemnify any Indemnified Party hereunder except to the extent such failure adversely affects the Indemnifying Party’s rights, or materially compromises such Indemnifying Party’s ability, to defend such Losses or results in additional liability on such Indemnifying Party’s part.  The Indemnifying Party shall be entitled, at its expense, acting through counsel selected by it (and reasonably satisfactory to such Indemnified Party), to participate in or to assume and control (if it promptly so elects upon notice of the Losses), the negotiation, litigation and/or settlement of any such Losses.  Such Indemnified Party may

(but shall not be obligated to) participate at its own expense and with its own counsel in any proceeding conducted by the Indemnifying Party in accordance with the foregoing, in which case the Indemnifying Party shall keep such Indemnified Party and its counsel fully informed of all proceedings and filings. Notwithstanding the foregoing, but subject to Article XI and the right of Lessee to pursue Tax Challenges and Permitted Lessee Contests and the right of Lessor to pursue Permitted Lessor Contests, the Indemnifying Party shall not be entitled to assume and control the defense of any Losses if (a) Lessee is the Indemnifying Party, a Lessee Event of Default has occurred and is continuing, or, if Lessor is the Indemnifying Party, a Lessor Event of Default has occurred and is continuing, (b) the proceeding involves possible imposition of any criminal liability or penalty or unindemnified civil penalty on the Indemnified Party, or (c) the proceeding involves the granting of injunctive relief against the Indemnified Party not related to this Lease.

ARTICLE XXII.
ENVIRONMENTAL LAWS

22.1           Environmental Undertakings.  Lessee’s operations on the Leased Property from and after the Effective Date shall comply with Environmental Laws in all material respects.  Lessor will conduct no operations on the Leased Property.  If either party discovers or is informed of the existence of a material violation of Environmental Laws with respect to the Leased Property, or receipt of any notices alleging non-ordinary course of business liabilities under Environmental Laws with respect to the Leased Property, that party shall give prompt notice to the other party of such event.

22.2           Environmental Covenants.

(a)           Lessee’s Obligations for Certain Corrective Actions.  Lessee shall be responsible for performing Corrective Action required under Environmental Law to the extent arising from Lessee Environmental Liabilities, such Corrective Actions to be performed in material compliance with Environmental Laws.  Lessee’s obligations to conduct Corrective Action shall be limited to those activities designed to achieve the least stringent remediation permitted under Environmental Laws for a property in similar use as the property requiring Corrective Action.

22.3           Lessee Environmental Indemnity.  Lessee shall, at no cost to Lessor, protect, defend, indemnify, release and hold harmless each of the Lessor Indemnified Parties and each Lessor Lender for, from and against any and all Losses (including engineers’ fees, environmental consultants’ fees, and costs of investigation (including sampling, testing, and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas)) imposed upon or incurred by or asserted against any Lessor Indemnified Parties, but only to the extent arising out of any one or more of the following:

(a)           Lessee Environmental Liabilities; or

(b)           Lessee breach of its covenants in this Article XXII (including Lessee’s obligation to take Corrective Action under Section 22.2(a)).

22.4           Claims Procedure.  In the case of any Losses asserted by an Indemnified Party under this Article XXII, such Indemnified Party shall give prompt notice thereof to the Indemnifying Party and in any event within no less than 60 days after the Indemnified Party receives notice of such assertion; provided that failure to so notify the Indemnifying Party shall not reduce the Indemnifying Party’s obligations to indemnify any Indemnified Party hereunder except to the extent such failure adversely affects the Indemnifying Party’s rights, or materially compromises such Indemnifying Party’s ability, to defend such Losses or results in additional liability on such Indemnifying Party’s part.  The Indemnifying Party shall be entitled, at its expense, acting through counsel selected by it (and reasonably satisfactory to such Indemnified Party), to participate in or to assume and control (if it promptly so elects upon notice of the Losses), the negotiation, litigation and/or settlement of any such Losses. Such Indemnified Party may (but shall not be obligated to) participate at its own expense and with its own counsel in any proceeding conducted by the Indemnifying Party in accordance with the foregoing, in which case the Indemnifying Party shall keep such Indemnified Party and its counsel fully informed of all proceedings and filings. Notwithstanding the foregoing, but subject to Article XI and Lessee’s right to pursue Tax Challenges and Permitted Lessee Contests and Lessor’s right to pursue Permitted Lessor Contests, the Indemnifying Party shall not be entitled to assume and control the defense of any Losses if (a) Lessee is the Indemnifying Party, Lessee Event of Default has occurred and is continuing, or, if Lessor is the Indemnifying Party, a Lessor Event of Default has occurred and is continuing, (b) the proceeding involves possible imposition of any criminal liability or penalty or unindemnified civil penalty on the Indemnified Party, or (c) the proceeding involves the granting of injunctive relief against the Indemnified Party not related to this Lease.

22.5           Survival.  It is expressly understood and agreed that Lessee’s and Lessor’s obligations under this Article XXII shall survive the expiration or earlier termination of this Lease.

22.6           Lessee’s Environmental Obligations.  Notwithstanding anything herein stated to the contrary, Lessee’s obligations under this Article XXII are reduced by any cash received by Lessor, and any quantifiable liability of Lessor extinguished, pursuant to any contractual indemnity arrangements, plus any cash received by Lessor, and any quantifiable liability of Lessor extinguished, pursuant to the insurance policy described in Section 14.2.  Further, Lessor shall be responsible for the first $200,000 in the aggregate of liability hereunder during the term of this Lease that is not covered by such contractual indemnity arrangements and insurance policy.  If Lessor receives Notice from the operator of the Terminal System or a third party regarding any environmental claim, Lessor shall timely make a claim to the indemnifying party under any such contractual indemnity arrangement, and shall deliver copies of all such notices and claims to Lessee.  Lessor shall include Lessee in all discussions and negotiations with any parties involved in such contractual indemnity arrangements.

ARTICLE XXIII.
DEFAULTS AND REMEDIES

23.1           Lessee Events of Default.  Each of the following shall be an event of default under this Lease (each, a “Lessee Event of Default”):

(a)           Lessee fails to make any payment of Base Rent or Variable Rent, as the case may be, when due and such failure continues for three (3) Business Days after Lessee’s receipt of written notice from Lessor of such failure; or

(b)           Lessee fails to make any Additional Rent (other than a failure to pay Base Rent or Variable Rent and except for such payments as Lessee is contesting in good faith or pursuant to a Tax Challenge or a Permitted Lessee Contest) and such failure continues for seven (7) Business Days after Lessee’s receipt of written notice of such failure from Lessor; or

(c)           any representation and warranty made by Lessee under this Lease is false at the time made and which, individually or in the aggregate with respect to each other such false representation or warranty, is material; or

(d)           Lessee makes or permits a Lease Assignment or a Sublease in violation of Article XVII of this Lease, and fails to unwind or terminate such Lease Assignment or Sublease within sixty (60) days after Lessee’s receipt of written notice from Lessor of such breach; or

(e) Lessee fails to maintain insurance on the Leased Property in compliance with this Lease, and such failure continues for five (5) Business Days after Lessee’s receipt of written notice of such failure from Lessor; or

(f) Lessee fails to maintain the Terminal System in Good Condition and Repair and that failure continues for five (5) Business Days after Lessee’s receipt of written notice thereof from Lessor

(g)           Lessee fails to observe or perform any other covenant of Lessee under this Lease and that failure continues for fifteen (15) days after Lessee’s receipt of written notice of that breach from Lessor (or if the cure of that failure reasonably requires more than fifteen (15) days to complete, if Lessee fails to commence the cure within such fifteen (15) day period and thereafter diligently pursue such cure to completion); or

(h)           the filing by or against Lessee or Lessee Guarantor of a petition for relief under any Debtor Relief Laws (unless, in the case of a petition filed against Lessee or Lessee Guarantor, the same is dismissed within ninety (90) days after filing), or the appointment of a trustee or receiver to take possession of all, or substantially all, of Lessee’s or Lessee Guarantor’s assets or of Lessee’s interest in this Lease, where such appointment is not discharged in ninety (90) days after appointment of said trustee or receiver, or the voluntary filing of a petition for the appointment of the same; or

(i)           Lessee or Lessee Guarantor (i) fails to make any payment of principal or interest with respect to any debt after giving effect to any applicable cure period or (ii) fails to observe or perform any other agreement contained in any agreement or instrument relating to that debt that is a default (other than a failure to pay specified in clause (i) of this paragraph) and such default continues after the applicable grace or cure period, if any, specified in such agreement or instrument, if the effect of the failure specified in clause (i) or (ii) is to accelerate the maturity of that debt and such debt is not reinstated within seven (7) days after Lessee’s receipt of written notice from Lessor of such acceleration; or

(j)           A “Lessee Event of Default” has occurred under the Pipeline System Lease.

23.2           Lessor’s Remedies for a Lessee Event of Default.  Upon the occurrence and during the continuance of a Lessee Event of Default, with or without notice or demand, except such notice as may be required by statute and cannot be waived by Lessee and such notice as is specifically required by the terms of this Lease (all other notices being hereby waived), Lessor shall be entitled to exercise, at its option, any or all of the following remedies:

(a)           Lessor’s Remedies for a Lessee Event of Default.  Upon the occurrence and during the continuance of a Lessee Default, Lessor may give Lessee written notice of Lessor’s intention to terminate this Lease as a result of such Lessee Event of Default (except for the terms and provisions hereof which survive termination) on a date specified in such notice (which date shall be no sooner than ten (10) days after the date of the notice), in which case, upon the date therein specified, the Term and the estate hereby granted shall expire and terminate as if such date were the date hereinabove fixed for the expiration of the Term except the terms and provisions hereof which survive the Term.  Upon such termination, Lessee shall surrender possession of the Leased Property to Lessor and Lessor may (i) take possession of the same on the termination date without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action, and (ii) substitute a replacement operator to operate the Terminal System.

In addition to the foregoing right to terminate this Lease, and without being obligated to terminate this Lease and without limiting any other rights or remedies that may be available to Lessor as a result of a Lessee Default, Lessor shall be entitled to the following remedies, and may bring an action against Lessee, for any or all of the following:

(i) Accrued and Unpaid Base Rent. All Base Rent and Variable Rent accrued and unpaid to the termination date and not otherwise paid by Lessee; and

(ii) Accrued and Unpaid Additional Rent. All Additional Rent accrued and unpaid to the termination date and not otherwise paid by Lessee (including Lessee’s indemnity obligations under
Sections 21.2 and 22.3 with respect to matters or circumstances arising prior to the expiration of the Term or date of Lease termination, as applicable, whether or not Lessor has asserted such indemnity claims prior to the expiration of the Term or date of Lease termination, as applicable), but without duplication for amounts for which Lessor seeks damages under this Lease; and

(iii)           Failure to Surrender Leased Property.  Losses resulting from Lessee’s failure to surrender the Leased Property as required by Section 18.1, but without duplication for amounts for which Lessor seeks damages or indemnification under this Lease; and

(iv)           Collection Costs.  All reasonable out-of-pocket expenses incurred by Lessor in enforcing its remedies under this Section 23.2(a) with respect to such Lessee Event of Default, including retention of a third party to operate the Terminal System, reasonable attorneys’ fees, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, paid or incurred by Lessor as a result of its exercise of remedies under this subsection (a) with respect to such Lessee Event of Default, regardless of whether or not legal proceedings are actually commenced, subject to Section 26.9 of this Lease; and

(v)           Termination Damages.  The amount, if any, by which (1) the unpaid Base Rent and Variable Rent (as calculated below) payable under this Lease which would have been earned after termination for the balance of the Term (had this Lease not been terminated and without giving effect to any unexercised extension options), discounted to present value at the Discount Rate exceeds (2) the Fair Market Rent for such period, also discounted to present value at the Discount Rate.  The Variable Rent which would have been earned after termination for the balance of the Term under (1) above, shall be calculated based on the average Variable Rent payable during the one year period prior to the termination of this Lease; and

(vi)           Specific Performance.  Lessor may bring an action against Lessee for specific performance by Lessee of its unperformed obligations under this Lease, but without duplication for other amounts for which Lessor seeks damage or indemnification under this Lease.  All covenants and agreements of Lessee in this Lease shall be deemed special, unique and extraordinary, and any breach of any covenant or agreement by Lessee shall be deemed to cause Lessor irreparable injury not properly compensable by damages in an action at law, such that the rights and remedies of Lessor may be enforced both at law or in equity; and

(vii)           Self-Help Remedies.  Lessor may perform (or cause another Person to perform), on Lessee’s behalf, any unperformed covenant or obligation under this Lease constituting such Lessee Event of Default if such covenant or obligation remains unperformed at any time during which a Lessee Event of Default has occurred and is continuing and/or Lessor may substitute a replacement operator to operate the Terminal System at any time during which a Lessee Event of Default has occurred and is continuing, in which event, Lessee shall reimburse Lessor for all reasonable costs, expenses and disbursements incurred by Lessor in doing so (including, without limitation, the cost of any replacement operator), plus together with interest thereon at the Default Interest Rate from the due date for Additional

Rent, but in any event without duplication for amounts for which Lessor seeks damages or indemnification under this Lease.

For the avoidance of doubt, Lessor may exercise any or all of the remedies set forth in Section 23.2(a)(i) through (vii) without terminating this Lease and Lessee’s obligations under this Lease including the obligation to pay the Base Rent, Variable Rent and Additional Rent as and when due under this Lease shall remain in full force and effect notwithstanding Lessor’s exercise of any of the foregoing remedies.
Notwithstanding the foregoing or anything to the contrary set forth in this Lease, the amount required to be paid by Lessee pursuant to Sections 23.2(a)(i) through (v) shall be limited as follows:  The Inception Date Present Value of the amount paid by Lessee pursuant to Sections 23.2(a)(i) through (v) plus the Inception Date Present Value of the Aggregate Minimum Rent shall not in any event exceed $37,170,000 (the “Maximum Loss Amount”); provided, however, that the Maximum Loss Amount shall increase by ninety percent (90%) of the Project Costs.  As used herein, (I) “Aggregate Minimum Rent” means the Minimum Rent paid by Lessee during the period beginning on the Effective Date and continuing through the date of termination of the Initial Term, (II) “Inception Date Present Value” of an amount means the present value of such amount as of the Effective Date, calculated using the Specified Discount Rate, and (III) “Specified Discount Rate” means ____ percent (___%).  The Maximum Loss Amount will be renegotiated for any Renewal Term.

In addition, and notwithstanding the foregoing, in the event that as of the Lease termination date specified in Lessor’s notice to Lessee such Lessee Event of Default has been cured, such termination notice shall be deemed to have been rescinded, this Lease shall remain in effect and Lessor shall only be entitled to Base Rent, Variable Rent and Additional Rent which has accrued under this Lease under subsections (i) and (ii), above, and Lessor’s reasonable out-of-pocket expenses under subsection (iv) above.

(b)           No Waiver or Election of Remedies.  No delay or omission of Lessor to exercise any right or power accruing upon the occurrence and during the continuance of any Lessee Event of Default shall impair any other or subsequent Lessee Event of Default or impair any rights or remedies consequent thereto unless such Lessee Event of Default is cured.  Every power and remedy given by this Section to Lessor may be exercised from time-to-time, and as often as may be deemed expedient, by Lessor, subject at all times to Lessor’s right to change any course of action undertaken by Lessor.

23.3           Lessor Events of Default.  Each of the following shall be an event of default under this Lease (each, a “Lessor Event of Default”):

(a)           Monetary Defaults.  Lessor fails to make any payment due to Lessee under this Lease and such failure continues for seven (7) Business Days after Lessor’s receipt of written notice of such failure from Lessee; or

(b)           Representations.  Any representation and warranty made by Lessor under this Lease is false at the time made and which, individually or in the aggregate with respect to each other such false representation or warranty, is material; or

(c)           Certain Specified Lessor Event of Defaults.  Any breach, default or failure of performance by Lessor under Section 3.2(a) (Prohibited Other Record Agreements), and such breach, default or failure of performance remains uncured for sixty (60) days after Lessor’s receipt of written notice of such breach, default or failure of performance; or

(d) Other Lessor Covenant Defaults. Lessor fails to observe or perform any other covenant of Lessor under this Lease in any material respect (other than those specified in other subsections of this Section 23.3) which failure continues for fifteen (15) days after Lessor’s receipt of written notice of such breach from Lessee (or if the cure of such failure reasonably requires more than fifteen (15) days to complete, if Lessor fails to commence the cure within such fifteen (15) day period and thereafter diligently pursue such cure to completion); or

(e) Debtor Relief Laws. The filing by or against Lessor of a petition for relief under any Debtor Relief Laws (unless, in the case of a petition filed against Lessor, the same is dismissed within ninety (90) days after filing), or the appointment of a trustee or receiver to take possession of all, or substantially all, of Lessor’s assets or of Lessor’s interest in this Lease, where such appointment is not discharged in ninety (90) days after appointment of said trustee or receiver, or the voluntary filing of a petition for the appointment of the same; or

(f)           Pipeline System Lease.  A “Lessor Event of Default” has occurred under the Pipeline System Lease.

23.4           Lessee’s Remedies for a Lessor Event of Default.

(a)           Lessee Remedies.  Upon the occurrence and during the continuance of a Lessor Event of Default, with or without notice or demand, except such notice as may be required by statute and cannot be waived by Lessor and such notice as is specifically required by the terms of this Lease (all other notices being hereby waived), this Lease shall remain in full force and effect, Lessee shall be entitled to remain in possession of the Leased Property hereunder and shall remain obligated and liable for Lessee’s obligations hereunder (subject to Lessee’s offset rights set forth below), and Lessee shall have and may exercise the following remedies, concurrently, successively, or in any combination, Lessee hereby waiving all other rights and remedies to which Lessee may be entitled at law or in equity:

(i)           Amounts Due by Lessor under the Lease.  Lessee may collect and bring an action against Lessor for all amounts due, owing and unpaid by Lessor as of the date of such action, including Lessor’s indemnity obligations under this Lease with respect to matters or circumstances arising prior to the date of such action, but in any case without duplication for claims made under subsection (a)(ii) below; and

(ii)           Damages.  Lessee may bring an action against Lessor for Lessee’s damages which are proximately caused by such Lessor Event of Default, but without duplication for other amounts and indemnities for which Lessor may be obligated under this Lease; and

(iii)           Enforcement Costs.  Lessee shall be entitled to recover from Lessor all out-of-pocket costs and expenses, including reasonable attorneys’ fees, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, paid or incurred by Lessee in exercising its remedies under this Section 23.4(a) as a result of such Lessor Event of Default, regardless of whether or not legal proceedings are actually commenced, subject to Section 26.9 of this Lease; and

(b)           Delays and Waivers of Other Remedies.  No delay or omission of Lessee to exercise any right or power accruing upon the occurrence and during the continuance of any Lessor Event of Default shall impair any other or subsequent Lessor Event of Default or impair any rights or remedies consequent thereto unless such Lessor Event of Default is cured.  Subject to the provisions of subsection (a), above, which provide that such remedies are available without duplication of certain other claims, every power and remedy given by this Section 23.4 to Lessee may be exercised from time-to-time, and as often as may be deemed expedient, by Lessee, subject at all times to Lessee’s right to change any course of action undertaken by Lessee. Lessee hereby irrevocably waives and releases any and all rights and remedies with respect to any Lessor Event of Default other than as expressly granted in this Section 23.4. provided, however, that this sentence shall not be deemed to prohibit collection by Lessee of amounts due and owing from Lessor which payment obligation has accrued or arisen with respect to facts or circumstances during the Term, including indemnification claims which arose during the Term pursuant to Sections 21.2 and 22.4, but without duplication of any such amounts or claims and such remedies.

ARTICLE XXIV.
NOTICE

24.1           Notices.  Except where otherwise specifically provided in this Lease, all notices, demands, requests or other communications (each, a “Notice”) which either party is required to or may desire to give to the other shall be in writing and shall be given by (a) personal delivery, (b) mailing a copy thereof by certified or registered mail, postage prepaid, return receipt requested, or (c) nationally recognized overnight courier service (such as Federal Express or UPS), all charges prepaid, furnishing a receipt upon delivery, in each case addressed to the party to whom the notice is directed at the Notice address of such party set forth below.  A notice given by Lessee may be given, in addition to the methods set forth in the preceding sentence, via electronic mail, and any Notice sent by Lessee via electronic mail shall be deemed to have been received by the addressee upon Lessee sending the email to the addressee’s designated email address below.  The Notice address of each party is:

Lessee:

Arc Terminals Holdings LLC
3000 Research Forest Drive
Suite 250
The Woodlands, TX 77381
Attn:  Mark Feldman, Corporate Controller

With a copy to:

Elizabeth Osenton Lord
Jessica R. Alsop
Jackson Kelly PLLC
500 Lee Street East, Suite 1600
Charleston, WV 25301

Lessor:

LCP Oregon Holdings, LLC
4200 W. 115th Street, Suite 210
Leawood, KS 66211
Attn:  Mr. Rick Green

With a copy to:

David A. Fenley
Husch Blackwell LLP
4801 Main, Suite 1000

Kansas City, Missouri 64112

The addresses to which notices and demands shall be delivered or sent may be changed from time-to-time by notice served by either party upon the other as provided above.

24.2 Deemed Receipt. Unless otherwise provided in this Lease, and except for deemed receipt of email notices as provided in Section 24.1, notice shall be deemed to have been received by the addressee as follows: (a) if a Notice is delivered in person, or sent by registered or certified mail, or nationally recognized overnight courier, upon receipt by the addressee or delivery to the address of the addressee; and (b) if the addressee rejects or otherwise refuses to accept the Notice, or if the Notice cannot be delivered because of a change in address for which no Notice was given, then upon the rejection, refusal, or inability to deliver the Notice.

24.3          Delivery; Time of Notice.  Notwithstanding the foregoing, if any Notice is received after 5:00 p.m. on a Business Day where the addressee is located, or on a day that is not a Business Day where the addressee is located, then the Notice is deemed received at 9:00 a.m. local time on the next business day where the addressee is located.

ARTICLE XXV.
RENEWAL AND END OF TERM OPTIONS

25.1          Renewal Option.

(a)            Renewal Rights.  Provided no Lessee Event of Default has occurred and remains uncured as of the end of the Current Lease Term, Lessee shall have the right and option (the “Renewal Option”) to extend the term of this Lease with respect to all (but not less than all) of the Leased Property for consecutive renewal terms, each for a length of time equal to five (5) years (each, hereafter referred to as the “Renewal Term”), provided, however, that the maximum aggregate Term shall in no event exceed 99 years.

(b)            Lessee Renewal Notice.  Prior to the date that is twenty-one (21) months before the Current Lease Term End (the “Renewal Notice Date”), Lessee may exercise its Renewal Option if Lessee and Lessor agree in writing upon the Fair Market Rent for the applicable Renewal Term (the “Agreed FMV Rent”).

(c)            Determination of Agreed FMV Rent.  Lessor and Lessee shall negotiate in good faith to reach agreement as to the Fair Market Rent and, if requested by Lessee, one or more senior officers of Lessor shall meet with one or more senior officers of Lessee at Lessor’s offices in Kansas City, Missouri or such other location as the parties shall mutually agree to conduct such negotiations in person.  The Agreed FMV Rent shall be the Base Rent for the Leased Property for the applicable Renewal Term.  If Lessor and Lessee are unable to agree upon the Agreed FMV Rent on or prior to the Renewal Notice Date, then the first day of the Renewal Term shall be an Adjustment Date and Base Rent (including its Minimum Rent component) for each year of the Renewal Term, including the first year of the Renewal Term, shall be adjusted in the same manner, using the same methodology, as Base Rent (including its Minimum Rent component) was adjusted during the Initial Term.

25.2          Procedure Upon Purchase.

(a)            If Lessee shall purchase the Leased Property pursuant to this option described in Section 25.4, Lessor need not transfer and convey to Lessee any better title thereto than existed on the date of the commencement of the term of this Lease, and Lessee or its designee shall accept such title, subject, however, to the state of title to the Leased Property on the date on which this Lease commenced; the condition of the Leased Property on the date of purchase; all charges, liens, security interests and encumbrances on the Leased Property and all Applicable Legal Requirements.

(b)         Upon the date fixed for any purchase of the Leased Property, Lessee shall pay to Lessor the purchase price therefor specified herein, and Lessor shall deliver to Lessee an instrument of assignment and conveyance which is sufficient to vest in Lessee the Leased Property and any other instruments necessary to convey the title thereto described in this Section 25 and to assign any other property then required to be assigned by Lessor pursuant hereto. Lessee shall pay all charges incident to such conveyance and assignment, including counsel fees, escrow fees, recording fees, title insurance premiums and all applicable taxes (other than any income or franchise taxes of Lessor) which may be imposed by reason of such conveyance and assignment and the delivery of said instrument of assignment and conveyance and other instruments. Upon the completion of any purchase of the Leased Property but not prior thereto (whether or not any delay or failure in the completion of such purchase shall be the fault of Lessor), this Lease shall terminate, except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to such date of purchase.

25.3           Lessee as Operator After Term.  If Lessor elects by written notice to Lessee given no later than 90 days prior to the end of the Lease Term, then following the termination of his Lease, Lessee or its Affiliate will continue to operate the Leased Property after the Term as an operator and not a lessee, pursuant to the Services Agreement, for a monthly operating fee equal to the fair market value for applicable services and use under the Services Agreement as Lessor and Lessee shall negotiate in good faith, for a period of up to two (2) years following the end of the Lease Term, as specified in the notice from Lessor, but subject in any event to the termination rights provided in the Services Agreement.  Upon timely written request from Lessor, as provided in this Section 25.3, Lessor and Lessee shall execute and deliver the Services Agreement and pay or cause to be paid the monthly operating fee in connection therewith.

25.4           Lessee Buy-Out.  So long as no Lessee Event of Default shall exist under this Lease and no notice shall have been given to Lessee of a default hereunder which has not been corrected, Lessee shall have the right to purchase the Leased Property concurrently with the purchase by Lessee of the property leased by Lessee under the Pipeline System Lease and terminate this Lease at the end of the thirty-six (36) month period beginning the first day of the month following the month in which the Effective Date occurs, or at the end of any month thereafter during the Term, upon giving Lessor ninety (90) days’ written notice before such termination date.  The purchase price shall be nine (9) times the greater of (a) total of Base Rent and Variable Rent invoiced for the immediately preceding twelve (12) months prior to the Notice or (b) $6,964,887.  The closing of such buy-out shall proceed as is otherwise described in this Article.

25.5           Lessee Termination Options.

(a)           Lessee shall have the right to terminate this Lease as of the fifth (5th) anniversary of the first day of the month following the month in which the Effective Date occurs, by providing written notice of such termination to Lessor at least twelve (12) months prior to the termination date, and provided that, as of the date of such notice, no Lessee Event of Default shall exist under this Lease and no notice shall have been given to Lessee of a default hereunder which has not been corrected.  On the date of termination under this Section 25.5(a), Lessee shall pay Lessor a termination fee of $3,816,377, by wire transfer of immediately available funds to an account specified by Lessor.

(b) Lessee shall have the right to terminate this Lease as of the tenth (10th) anniversary of the first day of the month following the month in which the Effective Date occurs, by providing written notice of such termination to Lessor at least twelve (12) months prior to the termination date, and provided that, as of the date of such notice, no Lessee Event of Default shall exist under this Lease and no notice shall have been given to Lessee of a default hereunder which has not been corrected. On the date of termination under this Section 25.5(b), Lessee shall pay Lessor a termination fee of $5,724,565, by wire transfer of immediately available funds to an account specified by Lessor.

ARTICLE XXVI.
MISCELLANEOUS PROVISIONS

26.1           Memorandum/Notice of Lease.  Simultaneously with the execution of this Lease, Lessor and Lessee shall execute and deliver the Memo of Lease and cause it to be recorded in the Official Public Records.  Upon termination of this Lease, upon the request of either party, the other party will execute an instrument in recordable form indicating that this Lease has been terminated.  No mortgages, deeds of trust, fixture filings, UCC financing statements or other Lien filings will be recorded by Lessor or any Lessor Lender in the Official Public Records or in personal property UCC records naming Lessee as a debtor with respect to any of the Leased Property.

26.2           Force Majeure.  If either party shall be delayed or hindered in, or prevented from, the performance of any act required under this Lease by reason of strikes, lockouts, labor troubles, riots, insurrection, war or other reasons of a like nature beyond the reasonable control of the party delayed in performing work or doing acts required under the terms of this Lease (any such delay, hindrance or prevention being referred to as “Force Majeure”), then performance of such act shall be excused for the period of delay, and the period of the performance of any such act shall be extended for a period equivalent to the period of such delay unless otherwise specifically provided to the contrary in this Lease.  The provisions of this Section shall not apply to delays in the payment of amounts due and owing by Lessee or Lessor hereunder or resulting from the inability of a party to obtain financing or to satisfy its obligations under this Lease because of a lack of funds.

26.3           Consequential Damages.  Notwithstanding anything in this Lease to the contrary, in no event shall Lessor or Lessee be liable or responsible for consequential, punitive, special or indirect damages except to the extent owed to a third party.

26.4           Holding Over.  If Lessee remains in possession of any Leased Property after the expiration of the Term without having timely executed its right, if any, to extend the Term, such continuing possession shall create a month to month tenancy on the terms of this Lease except that the monthly Base Rent shall be 125% of the Base Rent applicable as of the end of the Term, and such tenancy may be terminated at the end of any month thereafter by either party giving at least sixty (60) days’ notice to the other party.

26.5           Quiet Enjoyment.  Lessor agrees that so long as this Lease is in effect, Lessee shall and may peaceably and quietly have, hold and enjoy the Leased Property and all rights of Lessee hereunder during the Term without any manner of hindrance or molestation from Lessor, Lessor Lender, or anyone claiming by, through or under Lessor or Lessor Lender.

26.6           Cost and Expense.  Wherever it is provided in this Lease that an act is to be undertaken by any Person, such act shall be done by such Person or caused to be done by such Person at no cost or expense to the other party.

26.7 Access; Reporting.

(a) Access and Inspection Rights. Lessor or its agents and Lessor Lender (or the agent for such Lessor Lender if requested in writing by Lessor) may, at their sole cost and expense, inspect the Leased Property during normal business hours at such locations where the same is located or kept in Lessee’s ordinary course of business, after not less than five (5) Business Days prior notice to Lessee; provided, however, neither Lessor, any Lessor Lender nor any agent for any Lessor Lender shall have any right to inspect any of the Leased Property without a representative of Lessee being present and Lessor and Lessor Lender (or its agent, if applicable) shall abide by Lessee’s reasonable rules and regulations (including those governing matters of health and safety) when making such inspections; provided, further, that, unless (i) Lessee’s interest under this Lease has been assigned to a Person that is not a Permitted Lessee Transferee, (ii) a Lessee Event of Default has occurred and is continuing (or Lesser has reason to believe that a Lessee Event of Default may have occurred and be continuing) or (iii) Lessee discontinues operations of the Leased Property, and excluding inspections made with respect to restorations following a casualty or condemnation as such inspections are permitted by and pursuant to Article XV or Article XVI, Lessor Lender (or the agent for such Lessor Lender if requested in writing by Lessor) may inspect the Leased Property no more frequently than once per calendar year and Lessor may inspect the Leased Property no more frequently than twice per calendar year. Lessee shall use commercially reasonable efforts to cause its representative to be present for Lessor’s inspection when notice is given as required by this subsection (a). In the event Lessee is unable to provide a representative of Lessee to be present for a Lessor or Lessor Lender inspection at any time during a thirty (30) consecutive day period, Lessee shall pay to Lessor a $10,000 penalty. Under no circumstances shall Lessor permit its inspection or any inspection by Lessor Lender (or the agent for such Lessor Lender if requested in writing by Lessor) to interfere with Lessee’s ordinary operation of the Leased Property or with Lessee’s business.

(b)           Lessee Reporting Obligations.  Lessee shall:

(i)           furnish, not later than 60 days after the end of each calendar month during the Term, a report stating the Actual Daily Volume for such prior month;

(ii)           furnish, no later than 60 days after the end of each calendar quarter during the Term, a report discussing maintenance, integrity management and any special operational procedures performed on the Terminal System for such quarter;

(iii)           furnish, not later than 60 days after the end of each calendar quarter during the Term, a report listing any capital expenditures made related to the Terminal System for such quarter;

(iv)           cause Lessee Guarantor (or, if there is no Lessee Guarantor, then Lessee) to furnish, not later than 120 days after the end of each fiscal year of such Person, such Person’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year;

(v)           cause Lessee Guarantor (or, if there is no Lessee Guarantor, then Lessee) to furnish, not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of such Person, such Person’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year;

(vi) cause Lessee Guarantor (or, if there is no Lessee Guarantor, then Lessee) to furnish, as promptly as reasonably practicable such unaudited or audited financial statements as may be required by Lessor or a direct or indirect owner of an interest in Lessor to permit it to file a registration statement with the Securities and Exchange Commission (along with any required auditor consent); and

(vii) provide prompt written notice to Lessor of any failure by Lessee or Lessee Guarantor to pay any installment of principal or interest under its debt when due if such failure is not cured or waived within the applicable grace period with respect to such debt.

Financial statements, reports and other information required or permitted to be furnished by Lessee or Lessee Guarantor pursuant to this Lease, including the financial statements and other information furnished pursuant to this Section 26.7(b), may be submitted by Lessee or Lessee Guarantors by email addressed to Lessor. In the event that any information or documents furnished by Lessee or Lessee Guarantor pursuant to this Lease is publicly available on the Securities and Exchange Commission EDGAR database (or any successor database), such documents or information shall be deemed to have been delivered to Lessor by Lessee on the date on which Lessee or Lessee Guarantor files such financial statements or other information with the Securities and Exchange Commission and provides notice to Lessor of such filing, which notice may be given by email.

(c)           Periodic Discussions.  In addition to the reports and statements to be delivered by Lessee pursuant to Section 26.7(b), Lessor and Lessee agree, within fifteen (15) Business Days after the end of each calendar quarter during the Term, to convene a conference call with at least one senior officer of each party to discuss the operations and financial performance of the Terminal System, the reports and statements delivered by Lessee pursuant to Section 26.7(b) and other relevant information regarding the Leased Property, provided, however, that the senior officers of Lessee may delegate participation in such calls to other representatives of Lessee who are appropriate to participate in discussions of the operation and performance of the Terminal System.

26.8           Accord and Satisfaction.

(a)           Lessor.  Acceptance by Lessor of any partial payment of any amount payable by Lessee hereunder shall not constitute an accord and satisfaction by Lessor of any of Lessee’s obligations hereunder and Lessor shall be entitled to collect from Lessee the balance of any amount remaining due.

(b)           Lessee.  Acceptance by Lessee of any partial payment of any amount due from Lessor hereunder shall not constitute an accord and satisfaction by Lessee of any of Lessor’s obligations hereunder and Lessee shall be entitled to collect from Lessor the balance of any amount remaining due.

26.9           Prevailing Party.  If any action at law is necessary to enforce or interpret the terms of this Lease, the prevailing party shall be entitled to reasonable attorneys’ fees and costs of the proceeding up to and including all trial and appellate levels in addition to any other relief to which it may be entitled.  If any action in equity is necessary to enforce or interpret the terms of this Lease, the prevailing party shall be entitled to reasonable attorneys’ fees and costs up to and including all trial and appellate levels in addition to any other relief to which it may be entitled.  For purposes of this Section, a party will be considered to be the “prevailing party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

26.10      Confidentiality.

(a) General Confidentiality Provisions. Lessor shall, and shall cause any Person receiving Confidential Information directly or indirectly from Lessor, to hold all Confidential Information in strict confidence. Lessor may (i) disclose Confidential Information only to its direct and indirect owners and prospective owners, Lessor Lenders and prospective Lessor Lenders, and any prospective purchaser of the Leased Property and, on a need to know basis, to the respective Affiliates, directors, officers, employees, accountants, legal counsel and other advisors who are involved in the administration, analysis and accounting for this Lease, and (ii) in the event Lessee is no longer the operator of the Leased Property, disclose to a successor operator of the Terminal System and its advisors and consultants the Records, and such other portions of the Confidential Information as are necessary or prudent to permit them to safely and effectively manage and operate the Leased Property, provided that in the case of both subsections (i) and (ii), Lessor shall be responsible for the compliance by each such Person to whom disclosure is made with the confidentiality provisions of this Section 26.10 (including the acknowledgments and stipulations under subsection (b) of this Section), and Lessor shall remain liable for any breach of the provisions of this Section by any such Person. Neither Lessor nor any Person to whom disclosure is made pursuant to this subsection (a) may disclose Confidential Information to any other Person or entity except (A) to the extent required by any regulatory authority, (B) to the extent required by applicable laws or regulations or by subpoena or similar legal process, in each case after adequate notice to Lessee in order to allow Lessee to seek a protective order or other protection therefor, (C) with the prior written consent of Lessee, (D) to the extent such Information becomes publicly available other than as a result of a breach of this Section, or (E) to the extent disclosure of such Confidential Information is necessary or appropriate pursuant to the provisions of the federal securities laws or the rules or regulations promulgated thereunder. For the avoidance of doubt, nothing contained in this Section 26.10 shall limit the ability of Lessee or any of its Affiliates to disclose Confidential Information.

(b)           Survival, Specific Performance and Equitable Remedies.  The obligations under this Section 26.10 of Lessor, and of all Persons to whom Confidential Information is disclosed, shall survive the expiration and termination of this Lease.  Lessor acknowledges and stipulates (and all Persons to whom Confidential Information is disclosed shall be deemed to acknowledge and stipulate) that Lessee may suffer irreparable harm in the event of a breach of the provisions of this Section 26.10 by Lessee, or by a disclosure of Confidential Information by any other Person to whom Confidential Information is disclosed hereunder, in each case for which Lessee has no adequate remedy at law.  Therefore, in addition to all other remedies available pursuant to the terms of this Lease or at law, Lessee shall have the right to obtain immediate injunctive or other equitable relief upon a breach of this Section 26.10 by Lessor or any other Person to whom Confidential Information is disclosed.

26.11           Consent of Lessor and Lessee.  Unless specified otherwise herein and except for consents or approvals for which a specific standard is expressly set forth herein (such as “not unreasonably withheld”, “sole discretion”, etc.) and specific provisions which describe the issues which may be considered when making or withholding approval, Lessor’s consent to any request of Lessee shall not be unreasonably withheld, conditioned, or delayed and Lessee’s consent to any request of Lessor shall not be unreasonably withheld, conditioned, or delayed.

26.12           Permitted Lessee Contests.  Lessee shall not be required to pay any cost, expense or charge or perform any obligation so long as Lessee contests in good faith and at its own expense the amount or validity thereof by appropriate proceedings which shall operate to prevent the collection thereof or realization thereon and the sale, foreclosure or forfeiture of the Leased Property or any part thereof to satisfy the same, and Lessee shall have furnished any security as may be required in the applicable proceeding, and, pending any such proceedings, Lessor shall not have the right to pay or perform the same.  In no event shall the manner in which Lessee pursues any such contest exacerbate in any material respect the risk to Lessor of civil or criminal liability, penalty or sanction, in addition to such risks as may exist for the matters that are the subject of such contest prior to such contest, and except for liabilities, penalties or sanctions for which Lessee may, and in fact does, post a bond. Further, the manner in which Lessee pursues any such contest shall not exacerbate in any material respect the risk to Lessor of defeasance of its interest in the Leased Property in addition to the risk of such defeasance as may exist for the matters that are the subject of such contest prior to such contest and except for such risk which Lessee may, and in fact does, bond around. Lessee shall use commercially reasonable efforts to diligently prosecute any such contest to a final conclusion, except that Lessee shall have the right to attempt to settle or compromise such contest through negotiations and to discontinue any such contest at any time. Lessee shall promptly after the final determination of such contest, fully pay any amounts determined to be payable thereon and/or fully perform any obligations to be performed thereon, together will all penalties, fines, interest, costs and expenses resulting from such contest. Upon Lessee’s request, Lessor shall prosecute such contest, if required by Applicable Legal Requirements, at no cost or expense to Lessor. Upon reasonable request of Lessor at any time or from time-to-time, Lessee shall provide a written report to Lessor regarding the status of any such contests.

26.13           Waiver.  Failure of either party to complain of any act or omission by the other party, no matter how long the same may continue, shall not be deemed to be a waiver by the party of any of its rights hereunder.  No waiver by either party at any time, whether express or implied, of any breach of any provision of this Lease shall be deemed a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision.  All rights and remedies which either party may have under this Lease or by law upon a breach hereunder shall be distinct, separate and cumulative and shall not be deemed inconsistent with each other.  Except as and to the extent this Lease provides that certain rights or remedies are limited or exclusive, no right or remedy, whether exercised by a party or not, shall be deemed to be in exclusion of any other right or remedy and any two (2) or more or all of such rights and remedies may be exercised at the same time, but without duplication of recovery for any such matter.

26.14           Interpretation.  If any provision of this Lease or the application of any provision to any Person or any circumstance shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Lease or the application of such provision to any other Person or circumstance, all of which other provisions shall remain in full force and effect.  It is the intention of the parties that if any provision of this Lease is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, the provision shall have the meaning which renders it valid.  This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.

26.15           No Derivative Liability.  Notwithstanding anything set forth in this Lease or otherwise, no direct or indirect (through tiered ownership or otherwise) advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, partner, member, owner, investor, representative or agent of a party or its applicable Affiliates shall have any personal liability, directly or indirectly, under or in connection with this Lease or the Lessee Guaranty or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and the other party and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the assets of such party or its applicable Affiliates for the payment of any claim or for any performance, and each other party, on behalf of itself and its successors and assigns, hereby waive any and all such personal liability.  Nothing hereunder is intended to limit the obligations of the Lessee Guarantors under the Lessee Guaranty.

26.16           Successors and Assigns.  The words “Lessor” and “Lessee” and the pronouns referring thereto, as used in this Lease, shall mean where the context requires or admits, the Persons named herein as Lessor and as Lessee respectively, and (subject to the provisions hereof prohibiting certain Transfer, leases, subleases, assignments and Liens) their respective successors and assigns, irrespective of whether singular or plural, masculine, feminine or neuter. The agreements and conditions to be performed by Lessor shall be binding upon Lessor and its successors and assigns and shall inure to the benefit of Lessee and its successors and assigns, and the agreements and conditions to be performed by Lessee shall be binding upon Lessee and its successors and assigns and shall inure to the benefit of Lessor and its successors and assigns.

26.17 Rights of Third Parties. Except to the extent set forth below, notwithstanding anything contained in this Lease to the contrary, nothing in this Lease, expressed or implied, is intended to confer upon any Person other than the parties hereto or their successors and permitted assigns, or the parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or liabilities under or by reason of this Lease; provided, that (a) a party hereto and its respective successors and permitted assigns will have the right to enforce the provisions of this Lease on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so) and (b) any Lessor Lender is an intended third-party beneficiary.

26.18           No Offer; Entire Agreement.  This Lease is transmitted for examination only and does not constitute an offer to lease and shall become effective only upon execution and unconditional delivery by Lessor and Lessee and delivery of the Lessee Guaranty required hereby.  This Lease represents the entire agreement between the parties with respect to the subject matter hereof, and no oral statements or representations or prior written matter not contained in this Lease shall have any force or effect.  This Lease shall not be modified in any way except by a writing subscribed by both parties.

26.19           Headings.  The headings for the various articles and sections of this Lease are used only as a matter of convenience for reference and are not to be considered a part of this Lease or used in determining the intent of the parties to this Lease.

26.20           Counterparts.  This Lease may be executed in one or more counterparts, any one or all of which shall constitute one and the same instrument.

26.21           Governing Law; Venue; Service of Process; Waiver of Jury Trial.

(a)           THIS LEASE AND ANY DISPUTES, CLAIMS OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS LEASE (WHETHER SOUNDING IN CONTRACT OR TORT LAW) SHALL BE GOVERNED BY THE LAW OF THE STATE OF OREGON WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

(b)           EACH OF LESSOR AND LESSEE IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY OREGON STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF OREGON AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR, TO THE EXTENT PERMUTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) EACH OF LESSOR AND LESSEE HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY MAIL, PERSONAL SERVICE OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, AT THE ADDRESS SPECIFIED IN ARTICLE XXIV HEREOF.

(d) EACH OF LESSOR AND LESSEE HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LEASE, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LEASE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

26.22           Time of the Essence.  TIME IS OF THE ESSENCE AS TO ANY ACT TO BE PERFORMED WITHIN A SPECIFIC TIME FRAME UNDER THIS LEASE.

26.23           Estoppel Certificates.

(a)           Lessee agrees upon not less than fifteen (15) days prior notice by Lessor or any Lessor Lender to execute, acknowledge and deliver to Lessor or the Lessor Lender a statement in writing by Lessee in substantially the form of Exhibit G.  If Lessee is required to provide such certificate more than twice in any twelve (12) month period, Lessor shall pay Lessee a processing fee of $500 for each additional certificate requested in such twelve (12) month period.

(b)           Lessor agrees upon not less than fifteen (15) days prior notice by Lessee to execute, acknowledge and deliver to Lessee or to such party as Lessee may designate a statement in writing by Lessor similar to the form of Exhibit G (with appropriate changes to reflect that it is being signed by Lessor).  If Lessor shall be required to provide such certificate more than twice in any twelve (12) month period, Lessee shall pay Lessor a processing fee of $500 for each additional certificate requested in such twelve (12) month period.

ARTICLE XXVII.
OTHER AGREEMENTS OF LESSOR AND LESSEE

27.1           Additional Lessor Covenants.  At all times during the Term, Lessor covenants and agrees as follows:

(a)           Notice of Lessor Loan Default.  Lessor shall promptly advise Lessee in writing of any breach, default or failure of performance under any material agreement to which Lessor is a party, and immediately provide Lessee a copy of any written notice of default or intent to enforce remedies given by or on behalf of any Lessor Lender.

(b) Maintenance of Existence. Lessor shall at all times (i) maintain its existence in good standing under the laws of the State of its organization, (ii) be qualified to do business in the State of

 Oregon to the extent Lessor is required to so under Applicable Legal Requirements, and (iii) except to the extent it is prohibited by this Lease from doing so without Lessee’s consent and Lessee fails to give such consent, maintain and renew all of its respective rights, powers, privileges and franchises except where the failure to do so would not have a material adverse effect on Lessor’s ability to perform its obligations under this Lease or on Lessee’s ability to possess and operate the Leased Property in accordance with the terms and conditions of this Lease.

(c) Lessor Compliance with Law; Permitted Lessor Contests. Subject to Section 11.1 hereof, Lessor shall comply with all Applicable Legal Requirements relating to Lessor except where (i) Lessee is contesting such Applicable Legal Requirements in accordance with a Permitted Lessee Contest, (ii) such compliance could reasonably be expected to impair in any material respect Lessee’s use or operation of the Leased Property unless Lessee consents to such compliance, which consent shall not be unreasonably withheld, delayed or conditioned, or (iii) such failure to do so results from a Lessee

Event of Default. For purposes hereof, “Permitted Lessor Contest” means a Lessor contest of (A) an Applicable Legal Requirement, or (B) a Lien on Lessor’s right, title or interest in this Lease, in either case in good faith and at its own expense by appropriate proceedings which shall operate to prevent the immediate application of such Applicable Legal Requirements or Lien and the sale, foreclosure or forfeiture of the Leased Property or the Lessor’s interest in this Lease or Lessee’s leasehold estate therein or hereunder or Lessee’s use or operation of the Leased Property, or any part thereof. In no event shall any Permitted Lessor Contest be undertaken in violation of Article XI. Further, in no event shall the manner in which Lessor pursues any such contest exacerbate in any material respect the risk to Lessee of civil or criminal liability, penalty or sanction, in addition to such risks as may exist for the matters that are the subject of such contest prior to such contest, and except for liabilities, penalties or sanctions for which Lessor may, and in fact does, post a bond. Further, the manner in which Lessor pursues any such contest shall not exacerbate in any material respect the risk to Lessor of defeasance of its interest in the Leased Property or impair its use or operation thereof in addition to the risk of such defeasance or impairment as may exist for the matters that are the subject of such contest prior to such contest and except for such risk which Lessor may, and in fact does, bond around. Lessor shall use commercially reasonable efforts to diligently prosecute any such contest to a final conclusion, except that Lessor shall have the right to attempt to settle or compromise such contest through negotiations and to discontinue any such contest at any time. Lessor shall promptly after the final determination of such contest, fully pay any amounts determined to be payable thereon and/or fully perform any obligations to be performed thereon, together will all penalties, fines, interest, costs and expenses resulting from such contest. Lessor shall prosecute any such Permitted Lessor Contest at no cost or expense to Lessee. Upon reasonable request of Lessee at any time or from time-to-time, Lessor shall provide a written report to Lessor regarding the status of any such contests.

(d)           Temporary Office Lease.  Pursuant to its acquisition of the Leased Property, Lessor has agreed to lease temporary office space to Paramount of Oregon, LLC as provided for in Exhibit H.  Lessee hereby consents to such temporary office Lease per the terms described in Exhibit H.

27.2           Additional Lessee Covenants.  At all times during and after the Term, Lessee covenants and agrees as follows:

(a)           Costs of Acquisition.  Lessee shall pay or reimburse Lessor for all costs incurred by Lessor (other than the purchase price) in connection with Lessor’s acquisition of the Leased Property under the PSA.  Such costs, shall include, but shall not be limited to, all title insurance or endorsement fees, survey costs, franchise fees, and transfer taxes in connection with the acquisition, etc.

(b)           Consents to Own and Operate.  Lessee agrees to obtain any and all consents necessary to operate (or for Lessor to own) the Leased Property as a Terminal System.

(c) Contracts or Permits. Lessee agrees to obtain any and all contracts and permits necessary for Lessor to own and for Lessee to operate the Leased Property as a Terminal System.

(d) Transfer Taxes. Lessee shall pay any and all so-called transfer taxes associated with this Lease.

(e) Liabilities. Lessee shall pay, reimburse or otherwise indemnify Lessor as to any and all liabilities related to pre-closing ownership or operation of the Leased Property by Lessor’s predecessors in title.

[Remainder of Page Intentionally Blank
Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of the date first above written.

LESSOR:

LCP Oregon Holdings, LLC, a Delaware limited liability company

By:

Name:

Title:

LESSEE:

Arc Terminals Holdings LLC, a Delaware limited liability company

By:

Name:

Title:

Schedule 1

Minimum Rent

Month(s)	Minimum Rent*
1/1/14	$219,442
2/1/14	$219,442
3/1/14	$219,442
4/1/14	$219,442
5/1/14	$219,442
6/1/14	$219,442
7/1/14	$219,442
8/1/14	$398,355
9/1/14	$398,355
10/1/14	$398,355
11/1/14	$398,355
12/1/14	$398,355
1/1/15 – the month preceding the first Adjustment Date	$398,355

* As adjusted per Section 10.3 of the Lease.